Exhibit 4.4

Dated 06 April 2023

SIBANYE STILLWATER LIMITED
SIBANYE GOLD PROPRIETARY LIMITED
STILLWATER MINING COMPANY
KROONDAL OPERATIONS PROPRIETARY LIMITED
WESTERN PLATINUM PROPRIETARY LIMITED
SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED
EASTERN PLATINUM PROPRIETARY LIMITED
and
SIBANYE-STILLWATER SANDOUVILLE REFINERY
arranged by
CITIBANK, N.A., LONDON BRANCH
and
ROYAL BANK OF CANADA
with
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)
acting as Agent
and
CITIBANK, N.A., LONDON BRANCH
acting as Sustainability Coordinator

Contents
Clause        Page

THIS AGREEMENT is dated __________________06 April____ 2023 and made
BETWEEN:
(1)SIBANYE STILLWATER LIMITED (the Company);
(2)THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 (The Parties) as original borrowers (together with the Company, the Original Borrowers);
(3)THE SUBSIDIARIES of the Company listed in Part 2 of Schedule 1 (The Parties) as original guarantors (together with the Company, the Original Guarantors);
(4)CITIBANK, N.A., LONDON BRANCH and ROYAL BANK OF CANADA as co-ordinators (the Co-ordinators);
(5)CITIBANK, N.A., LONDON BRANCH and ROYAL BANK OF CANADA as mandated lead arrangers (together with the Co-ordinators the Arrangers);
(6)THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 (The Parties) as lenders (the Original Lenders);
(7)ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION) as agent of the other Finance Parties (the Agent); and
(8)CITIBANK, N.A., LONDON BRANCH as sustainability coordinator (the Sustainability Coordinator).
IT IS AGREED as follows:
1Definitions and interpretation
1.1Definitions
In this Agreement:
Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A2 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency
Accession Letter means a document substantially in the form set out in Schedule 7 (Form of Accession Letter)

Accounting Principles means the IFRS as adopted by the International Accounting Standards Board, to the extent applicable to the relevant Financial Statements
ACPR means the French Autorité de Contrôle Prudentiel et de Résolution
Additional Borrower means each company which becomes an Additional Borrower in accordance with clause 26 (Changes to the Obligors)
Additional Business Day means any day specified as such in the applicable Reference Rate Terms
Additional Guarantor means any company which becomes an Additional Guarantor in accordance with clause 26 (Changes to the Obligors)
Additional Obligor means an Additional Borrower or an Additional Guarantor
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company
Agent's Spot Rate of Exchange means:
(a)the Agent's spot rate of exchange; or
(b)(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 am on a particular day
Applicable Inter-company Loans means inter-company loans which are fully subordinated to the liabilities of the Obligors under the Finance Documents and are between Obligors
Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration
Availability Period means, in relation to each Lender, the period from and including the Signature Date ending on the earlier of:
(c)the date on which the Facility is cancelled; and

(d)the date falling one month prior to the Termination Date for that Lender
Available Commitment means a Lender's Commitment minus:
(e)the Base Currency Amount of its participation in any outstanding Loans; and
(f)in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date
Available Facility means the aggregate for the time being of each Lender's Available Commitment
Base Currency means dollars
Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) as adjusted to reflect any repayment or prepayment of a Loan
Baseline Performance Figure means, in respect of each Sustainability KPI, the baseline performance figure for such Sustainability KPI to be agreed by the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator
"Blocking Law" means:
(g)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);
(h)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; or
(i)section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).
Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with clause 26 (Changes to the Obligors)

Break Costs means any amount specified as such in the applicable Reference Rate Terms
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, South Africa and New York and:
(j)(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;
(k)(in relation to any date for payment or purchase of euro) which is a TARGET Day;
(l)(in relation to the fixing of an interest rate in relation to a Term Rate Loan) which is an Additional Business Day relating to that Loan or Unpaid Sum; or
(m)when used in connection with any Loan to a French Borrower, the term “Business Day” shall also exclude any day which is a legal holiday in Paris or is a day on which banking institutions located in Paris are authorized or required by law or other governmental action to close
Central Bank Rate has the meaning given to that term in the applicable Reference Rate Terms
Central Bank Rate Adjustment has the meaning given to that term in the applicable Reference Rate Terms
CFC has the meaning given to it in clause 19.11 (US guarantee limitations)
Code means the US Internal Revenue Code of 1986
Commitment means:
(n)in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Commitment" in Part 3 of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase); and
(o)in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement
Companies Act means the Companies Act, 2008 of South Africa and all regulations promulgated under that Act

Compliance Certificate means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate)
Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(p)any member of the Group or any of their respective advisers; or
(q)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 37 (Confidential Information); or
(B)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent
Consolidated EBITDA has the meaning given to that term in clause 22.1 (Financial definitions)

Default means an Event of Default or any event or circumstance specified in clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default
Defaulting Lender means any Lender:
(a)which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders' participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and payment is made within five Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question
Disruption Event means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or

(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted
DRE has the meaning given to it in clause 19.11 (US guarantee limitations)
EBITDA has the meaning given to that term in clause 22.1 (Financial definitions)
Encumbrance means:
(a)any mortgage, bond, notarial bond, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person; or
(b)any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or
(c)any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest
ERISA means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated thereunder, as the same may be in effect at such date
ERISA Affiliate means any person that for purposes of Title I and Title IV of ERISA and section 412 of the Code is treated as a single employer with any Obligor under section 414 of the Code or section 4001 of ERISA
Eskom means Eskom Holdings SOC Limited
Event of Default means any event or circumstance specified as such in clause 24 (Events of Default)
Extension Confirmation means a confirmation substantially in the form set out in Schedule 13 (Form of Extension Confirmation)
Facility means the revolving loan facility made available under this Agreement as described in clause 2 (The Facility)

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement
Fallback Interest Period means, in respect of a Term Rate Loan, the period specified as such in the applicable Reference Rate Terms
FATCA means:
(d)sections 1471 to 1474 of the Code or any associated regulations;
(e)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(f)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction
FATCA Application Date means:
(g)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(h)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction
Fee Letter means any letter or letters dated on or about the Signature Date between the Co-ordinators and the Company (or the Agent and the Company) setting out any of the fees referred to in clause 13 (Fees)

Finance Document means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Increase Confirmation, any Reference Rate Supplement, the Mandate Letter, any TEG Letter and any other document designated as such by the Agent and the Company
Finance Party means the Agent, the Sustainability Coordinator, the Arrangers or a Lender
Financial Half Year has the meaning given to that term in clause 22.1 (Financial definitions)
Financial Indebtedness means (without double counting) any indebtedness for or in respect of:
(i)moneys borrowed or credit granted (including pursuant to a Permitted Inventory Transaction);
(j)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(k)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(l)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease, but excluding any liability in respect of a lease or hire purchase agreement which would, in accordance with IFRS in force immediately before adoption of IFRS 16 (Leases) have been treated as an operating lease;
(m)receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
(n)any amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either: (i) used primarily as a method of raising credit; or (ii) not made in the ordinary course of day to day business;
(o)any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;
(p)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(q)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(r)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(s)the amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the last Termination Date to occur; and
(t)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above
Financial Quarter has the meaning given to that term in clause 22.1 (Financial definitions)
Financial Statements means any financial statements referred to in clause 21.1 (Financial Statements)
Financial Year has the meaning given to that term in clause 22.1 (Financial definitions)
Foundation means Sibanye-Stillwater Foundation NPC, incorporated in South Africa with registration number 2022/734923/08.
Franco-Nevada Loan means the loan owing by Ezulwini Mining Company to Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp., Franco Nevade (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation)) and/or any one or more of their respective affiliates
Franco-Nevada Loan Agreement means a written gold purchase agreement dated 5 November 2009 concluded amongst Ezulwini Mining Company and Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp. and Franco-Nevada (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation)) pursuant to which the Franco-Nevada Loan is made available to Ezulwini Mining Company
French Borrower means a Borrower existing and organized or established under French law
French Lender has the meaning assigned thereto in clause 2.1(a) (The Facility)
French Guarantor means a Guarantor existing and organized or established under French law
French Obligor means a French Borrower or a French Guarantor as the case may be

FSHCO has the meaning given to it in clause 19.11 (US guarantee limitations)
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause 12.3(a)(ii) (Cost of funds)
GAAP means in relation to any member of the Group, generally accepted account principles, standards and practices in its jurisdiction of incorporation
Group means the Company and its Subsidiaries for the time being
Group Structure Chart means the group structure chart in agreed form showing at least the following information:
(u)each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or its jurisdiction of establishment;
(v)a list of shareholders of each member of the Group; and
(w)indicating whether it is not a company with limited liability
Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 26 (Changes to the Obligors)
Guarantor Threshold Test has the meaning given to that term in clause 23.20 (Guarantors)
Historic Primary Term Rate means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three days before the Quotation Day
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary
IFRS means International Accounting Standards, International Financial Reporting Standards and related Interpretations, together with any future standards and related interpretations issued or adopted by the International Accounting Standards Board, in each case as amended and to the extent applicable to the relevant Financial Statements
Impaired Agent means the Agent at any time when:
(x)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(y)the Agent otherwise rescinds or repudiates a Finance Document;
(z)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of "Defaulting Lender"; or
(aa)an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
(ii)payment is made within five Business Days of its due date; or
(iii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question
Increase Confirmation means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation)
Indebtedness for Borrowed Money means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of "Financial Indebtedness", or in respect of any guarantee or indemnity of such indebtedness if and to the extent only paragraphs (i) and (j) are not closed-out and/or called and consequently constitute Financial Indebtedness
Information Package means the document in the form approved by the Company concerning the Group which, at the Company's request and on its behalf, was prepared in relation to this transaction, approved by the Company and distributed by the Co-ordinators to selected financial institutions on or before the Signature Date
Insolvency Event in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office or by business rescue practitioner, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law in any applicable jurisdiction affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(d)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law in any applicable jurisdiction affecting creditors' rights, or business rescue proceedings, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (c) above and:
(i)results in a judgment of insolvency or bankruptcy, business rescue or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(e)has a resolution passed, or proposes such a resolution, for its winding-up, business rescue, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(f)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, business rescue practitioner, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation in any applicable jurisdiction not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (c) above);
(g)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(h)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(i)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts
Interest Period means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.3 (Default interest)
Interpolated Historic Primary Term Rate means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:
(j)either:
(i)the most recent applicable Primary Term Rate (as of a day which is not more than three days before the Quotation Date) for the longest period (for which that Primary Term is available) which is less than the Interest Period of that Loan; or
(ii)if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the most recent applicable Overnight Rate (if any) for a day which is:
(A)no more than three days before the Quotation Day; and
(B)no later than the Overnight Reference Day; and
(k)the most recent applicable Primary Term Rate (as of a day which is not more than three Additional Business Days before the Quotation Day) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan
Interpolated Primary Term Rate means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:
(l)either:
(i)the applicable Primary Term Rate (as of the Quotation Date) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and
(m)the applicable Primary Term Rate (as of the Quotation Time) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan
IRS means the US Internal Revenue Service
JSE means JSE Limited, a public company incorporated in South Africa with registration number 2005/022939/06, or any other financial exchange which operates as a successor exchange to JSE Limited
JSE Listings Requirements means the listings requirements published by the JSE, as amended from time to time
Keliber means Keliber OY, incorporated in Finland with registration number 0752546-7.
Legal Reservations means:
(n)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(o)the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(p)similar principles, rights and defences under the laws of any relevant jurisdiction; and
(q)any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to the Agent under clause 4.1 (Initial conditions precedent) or clause 26 (Changes to the Obligors)
Lender means:
(r)any Original Lender; and
(s)any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 2.2 (Increase) or clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement
Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984
Limited Assurance Statement means a statement provided by the Sustainability Verification Provider in relations to the Group's performance on the Sustainability KPIs and included in the relevant Sustainability Report
LMA means the Loan Market Association
Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction)
Mandate Letter means the written mandate letter concluded between the Company, the Co-ordinators and the Bookrunners (as defined therein) on 13 January 2023
Margin means, if Consolidated Net Borrowings to Consolidated EBITDA in respect of the most recent Measurement Period:
(t)is less than or equal to 1.00:1, 1.60 per cent per annum; or
(u)exceeds 1.00:1 but is less than or equal to 2.00:1, 1.80 per cent per annum; or
(v)exceeds 2.00:1, 2.00 per cent per annum,
in each case and (on and from the date of the Sustainability Trigger Event) as further adjusted, in relation to any Margin Adjustment Period, by the relevant Margin Sustainability Adjustments
However:
(i)for the purpose of determining the Margin, Consolidated Net Borrowings to Consolidated EBITDA and Measurement Period shall be determined in accordance with clause 22.1 (Financial definitions);
(ii)any increase or decrease in the Margin shall, subject to paragraph (iii) below, take effect and apply to each Loan borrowed after receipt by the Agent of the Compliance Certificate for the relevant Measurement Period pursuant to clause 21.2 (Compliance Certificate); and

(iii)if, whilst an Event of Default is continuing, the Margin would otherwise be 1.60 per cent or 1.80 per cent per annum, it shall be increased to two per cent per annum
Margin Adjustment Period means each period beginning on a Sustainability Margin Adjustment Date and ending on the date falling immediately prior to the next scheduled Sustainability Margin Adjustment Date
Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System
Margin Sustainability Adjustment means, on and from the date of the Sustainability Trigger Event and subject to clause 21.9(b) (Sustainability Review Event Consultation), for any Interest Period that commences within the relevant Margin Adjustment Period or any Business Day following the date of delivery of the Sustainability Performance Certificate in the relevant Margin Adjustment Period (as applicable):
(iv)in respect of the Sustainability KPIs (Non-Injury), an adjustment to the Margin set out in the second column in the table below by reference to the number of Sustainability Performance Targets in respect of the Sustainability KPIs (Non-Injury) achieved for the Relevant Sustainability Performance Period ending immediately prior to the commencement of that relevant Margin Adjustment Period (as set out in the first column in the table below):

Number of Sustainability Performance Targets in respect of the Sustainability KPIs (Non-Injury) achieved for the Relevant Sustainability Performance Period	Margin adjustment (per cent per annum)
Zero	+0.03
One	+0.015
Two	-0.015
Three	-0.03

(v)in respect of the Sustainability KPI (Injury), an adjustment to the Margin set out in the second column in the table below by reference to whether or not the

Sustainability Performance Target in respect of the Sustainability KPI (Injury) has been achieved for the Relevant Sustainability Performance Period ending immediately prior to the commencement of that relevant Margin Adjustment Period (as set out in the first column in the table below), provided that an amount to reflect any positive or negative adjustment to the Margin pursuant to this paragraph (ii) shall be paid by the Company to the Foundation (and there will be no positive adjustment payable to the Agent or the Lenders):

Sustainability Performance Target in respect of the Sustainability KPI (Injury) achieved for the Relevant Sustainability Performance Period	Margin adjustment (per cent per annum)
No	+0.02
Yes	-0.02

provided that:
(a)if the Company fails to deliver a Sustainability Performance Certificate to the Agent on or before the due date for delivery in accordance with clause 21.8(a) (Sustainability Performance Certificate), provided that such Sustainability Performance Certificate is not delivered within 10 Business Days of such due date, the Margin Sustainability Adjustments for any Interest Period that commences within the relevant Margin Adjustment Period commencing on the immediately following Sustainability Margin Adjustment Date or for any Business Day falling on or after such Sustainability Margin Adjustment Date in the relevant Margin Adjustment Period (as applicable) shall be +0.05 per cent per annum (provided that an amount equal to +0.02 per cent per annum shall be paid by the Company to the Foundation, and the amount payable to the Agent or the Lenders shall be +0.03 per cent per annum);
(b)subject to paragraph (a) above, and notwithstanding paragraph (c) below, if any representation or statement made or deemed to be made by an Obligor in any Sustainability Performance Certificate or otherwise pursuant to clause 20.25 (Sustainability-linked Provisions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, the Margin Sustainability Adjustment shall be as follows:
(i)if the representation or statement is corrected within 10 Business Days from the earlier of:
(A)the Agent giving notice to the Company; and
(B)any Obligor becoming aware of such incorrect or misleading representation or statement, the Margin Sustainability Adjustment shall be that which applies (in accordance with the relevant table above) to the Sustainability Performance Targets actually achieved based on the correct information and such adjustment shall take effect on and from the date such representation or statement is originally made or deemed to be made until and including the date on which the next Sustainability Performance Certificate is delivered to the Agent in accordance with this Agreement; and
(ii)in all other cases other than as described in paragraph (i) above, +0.05 per cent per annum (provided that an amount equal to +0.02 per cent per annum shall be paid by the Company to the Foundation, and the amount payable to the Agent or the Lenders shall be +0.03 per cent per annum) and such adjustment shall take effect on and from the date such representation or statement is made or deemed to be made until and including the earlier of:
1)the date on which the next Sustainability Performance Certificate is delivered to the Agent in accordance with this Agreement; and
2)the date on which the Agent (acting on the instructions of the Majority Lenders) notifies the Company that the circumstances relating to such representation or statement have been remedied to its satisfaction.
(c)subject to paragraphs (a) and (b) above, any adjustment to the Margin under this definition shall take effect:
(i)in respect of any Loans, on the first day of the Interest Period for that Loan to commence following the due date for delivery of the relevant Sustainability Performance Certificate in accordance with clause 21.8(a) (Sustainability Performance Certificate) or, if the relevant Sustainability Performance Certificate is delivered within 10 Business Days of such due date, the first day of the Interest

Period for that Loan to commence following the Business Day immediately after such date of delivery; and
(ii)for the purposes of determining the amount of the commitment fee payable pursuant to clause 13.1 (Commitment fee), the first Business Day following the due date for delivery of the relevant Sustainability Performance Certificate in accordance with clause 21.8(a) (Sustainability Performance Certificate) or, if the relevant Sustainability Performance Certificate is delivered within 10 Business Days of such due date, the Business Day immediately following the date of delivery
Margin Stock means "margin stock" or "margin securities" as defined in the Margin Regulations
Market Disruption Rate means the rate (if any) specified as such in the applicable Reference Rate Terms
Material Adverse Effect means a material adverse effect on:
(a)the business, operations, property or financial condition of the Group taken as a whole; or
(b)the ability of the Obligors together to perform their financial or other obligations under the Finance Documents
Material Company means any member of the Group (other than an Obligor and a Project Finance Subsidiary) which:
(c)has EBITDA (determined on the same basis as Consolidated EBITDA) representing five per cent or more of Consolidated EBITDA (provided that any amounts attributable to Project Finance Subsidiaries shall be excluded from the calculation of Consolidated EBITDA); or
(d)has gross assets representing 10 per cent or more of the gross assets of the Group (excluding assets of Project Finance Subsidiaries) calculated on a consolidated basis
Compliance with the conditions set out in paragraphs (a) and (b) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited annual financial statements or unaudited quarterly management accounts of that member of the Group (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited annual consolidated financial statements or unaudited quarterly consolidated management accounts of the Company

Month means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms
Multiemployer Plan means any Plan which is described in Section 4001(a)(3) of ERISA
New Lender has the meaning given to that term in clause 25 (Changes to the Lenders)
Non-Cooperative Jurisdiction" means a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such provision or list may be amended or supplemented from time to time or replaced by any other provision or list having a similar purpose
Non-Obligor means any person that is not an Obligor or a Project Finance Subsidiary
Non-Obligor Restricted Company means a Restricted Company that is not an Obligor
Non-Project Finance Group Member means any member of the Group other than a Project Finance Subsidiary
NYSE means the New York Stock Exchange
Obligation has the meaning given to it in clause 19.11 (US guarantee limitations)
Obligor means a Borrower or a Guarantor
Obligors' Agent means the Company appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.4 (Obligors' Agent)
Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions relating to Optional Currencies)
Original Facility means the US$600,000,000 revolving loan facility made available under the Original Facility Agreement
Original Facility Agreement means the US$600,000,000 facility agreement originally dated 6 April 2018 between, among others, Sibanye Gold Limited as company and Bank of America Merrill Lynch International Limited as agent, as amended on 15 January 2019, 25 February 2019 and 5 July 2019 and as further amended from time to time

Original Financial Statements means:
(e)in relation to the Company, its audited financial statements for its Financial Year ended 31 December 2021;
(f)in relation to Sibanye Gold Proprietary Limited, its audited financial statements for its Financial Year ended 31 December 2021;
(g)in relation to Stillwater Mining Company, the audited consolidated financial statements of Thor US Holdco for the Financial Year ended 31 December 2021;
(h)in relation to Kroondal Operations Proprietary Limited, its audited financial statements for its Financial Year ended 31 December 2021;
(i)in relation to Western Platinum Proprietary Limited, its audited financial statements for its Financial Year ended 31 December 2021;
(j)in relation to Sibanye Rustenburg Platinum Mines Proprietary Limited, its audited financial statements for its Financial Year ended 31 December 2021;
(k)in relation to Eastern Platinum Proprietary Limited, its audited financial statements for its Financial Year ended 31 December 2021; and
(l)in relation to Sibanye-Stillwater Sandouville Refinery, the limited audit review report dated 31 January 2022
Original Obligor means an Original Borrower or an Original Guarantor
Overnight Rate means the rate (if any) specified as such in the applicable Reference Rate Terms
Overnight Reference Day means the day (if any) specified as such in the applicable Reference Rate Terms
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union
Party means a party to this Agreement
PBGC means the US Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA

Permitted Acquisition means:
(m)any transaction in respect of which the disposing entity is a member of the Group if the disposal falls within paragraph (d) or (e) of the definition of "Permitted Disposal";
(n)an acquisition of product from another member of the Group which is to be subsequently disposed of by the acquiring company pursuant to a streaming transaction provided that such disposal is a Permitted Disposal; or
(o)any other acquisition which is not classified as a "Category 1 Transaction" of the Company in terms of the JSE Listings Requirements
Permitted Disposal means any sale, lease, transfer or other disposal:
(p)by a Restricted Company of non-core assets;
(q)by a Restricted Company of any other assets which are obsolete, redundant or no longer required for the efficient operation of the business of such Restricted Company (including assets associated with discontinued operations (including the disposal by Sibanye Gold of its Cooke and Beatrix shaft assets));
(r)by a Restricted Company in the ordinary course of its day-to-day trading if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;
(s)by an Obligor to another Obligor;
(t)by a Restricted Company (other than an Obligor) to any other Restricted Company (other than an Obligor);
(u)by any Non-Project Finance Group Member to any Project Finance Subsidiary on arm's length terms, provided that the aggregate value of such disposal (whether in a single transaction or a series of transactions) together with all other disposals from all Non-Project Finance Group Members to all Project Finance Subsidiaries, does not exceed five per cent of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) at any time over the term of the Facility;
(v)by a Restricted Company pursuant to streaming transactions (including a disposal of product by a Restricted Company to another member of the Group for the purpose of supplying product for a streaming transaction by the acquiring company provided that such disposal is on a back to back basis with the stream) provided that the aggregate value of product delivered to persons which are not Restricted Companies pursuant to such transactions does not, in aggregate, exceed US$200,000,000 (or its equivalent in any other currency or currencies) in any Financial Year and US$800,000,000 (or its equivalent in any other currency or currencies) over the term of the Facility;
(w)by a Restricted Company pursuant to receivables discounting arrangements or similar transactions provided that such transactions are in respect of disposals to be made during a single Financial Year only and the value of disposals pursuant to such transactions during that Financial Year and any Permitted Inventory Transaction under paragraph (i) below in relation to such Financial Year does not, in aggregate, exceed US$1,000,000,000 (or its equivalent in any other currency or currencies) in that Financial Year;
(x)any disposal as part of a Permitted Inventory Transaction provided that such transaction is in respect of disposals to be made during a single Financial Year only the value of disposals pursuant to all such transactions during that Financial Year and any transactions under paragraph (h) above in relation to that Financial Year does not, in aggregate, exceed US$1,000,000,000 (or its equivalent in any other currency or currencies) in that Financial Year;
(y)by a Restricted Company to a Non-Obligor on arm's length terms, provided that the aggregate value of such disposals (whether in a single transaction or a series of transactions) does not, in aggregate, exceed 15 per cent of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) in any Financial Year and 25 per cent of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) over the term of the Facility;
(z)of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value and quality;
(aa)of cash equivalent investments for cash or in exchange for other cash equivalent investments;
(ab)arising as a result of any Permitted Encumbrance; or
(ac)for which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent

Permitted Encumbrance means:
(ad)any Encumbrance created prior to the Signature Date which:
(i)is disclosed in the Financial Statements of the Company delivered to the Agent prior to the Signature Date and
(ii)in all circumstances secures only indebtedness outstanding or a facility available at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;
(ae)any netting or set-off arrangement entered into by any Restricted Company in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements (which constitute Permitted Financial Indebtedness) in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of its day to day business and not for speculative purposes), for the purpose of netting debit and credit balances;
(af)any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise) of any Restricted Company;
(ag)any Encumbrance or Quasi-Encumbrance over or affecting any asset acquired by a member of the Group after the Signature Date if:
(i)the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;
(ii)the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and
(iii)the Encumbrance or Quasi-Encumbrance is removed or discharged within six Months from the date of the acquisition of that asset, unless such Encumbrance is otherwise permitted to exist in terms of this definition;
(ah)any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the Signature Date, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:
(i)the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;
(ii)the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
(iii)the Encumbrance or Quasi-Encumbrance is removed or discharged within six Months from the date on which the relevant company became a member of the Group, unless such Encumbrance is otherwise permitted to exist in terms of this definition;
(ai)any Encumbrance or Quasi-Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading;
(aj)any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred by a Project Finance Subsidiary over assets of, or the shares in, or any debt or other obligations of, a Project Finance Subsidiary (or the shares in a Holding Company whose only assets are the shares in and claims against a Project Finance Subsidiary);
(ak)any Encumbrances or Quasi-Encumbrance securing the indebtedness under the Franco-Nevada Loan Agreement pursuant to the agreements in the form delivered to the Agent prior to the Signature Date or in a form no more onerous to the Obligors than the form delivered to the Agent;
(al)any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;
(am)any Encumbrance or Quasi-Encumbrance arising as a result of a disposal which is a Permitted Disposal;
(an)any Encumbrance or Quasi-Encumbrance arising as a consequence of any finance or capital lease constituting Permitted Financial Indebtedness;

(ao)in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any member of the Group who is not a Restricted Company or a Project Finance Subsidiary;
(ap)any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under paragraphs (a) to (l) above and paragraphs (n) to (s) below) does not exceed five per cent of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements), as most recently measured before the creation of the Encumbrances or Quasi-Encumbrances (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);
(aq)any other Encumbrance or Quasi-Encumbrance as agreed by the Agent (acting on the instructions of the Majority Lenders) in writing;
(ar)any Encumbrance arising pursuant to or permitted under the Finance Documents;
(as)any Encumbrance in respect of any environmental bond which any member of the Group is required to issue under any applicable environmental law;
(at)any Encumbrance contemplated in paragraph (h) of the definition of "Permitted Financial Indebtedness" provided that the value of the assets encumbered does not exceed US$50,000,000 (or its equivalent in any other currency or currencies) at any time;
(au)any Encumbrance contemplated in paragraph (i) of the definition of "Permitted Financial Indebtedness"; or
(av)any Encumbrance or Quasi Encumbrance securing the obligations under or in connection with any Permitted Inventory Transaction, solely to the extent limited to the Permitted Inventory and Related Collateral, provided that, notwithstanding the above paragraphs (a) to (s), any Encumbrances over shares in any Restricted Company or any Holding Company of a Restricted Company shall not be permitted
Permitted Financial Indebtedness means any Financial Indebtedness:

(aw)arising under the Finance Documents;
(ax)arising under any environmental bond, rehabilitation bond or guarantee or any similar arrangement which any member of the Group is required to issue under any applicable environmental law;
(ay)arising under any derivative transaction, in the ordinary course of business, which does not have the commercial effect of borrowing, entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes (other than any amount which constitutes the marked to market value realised on such derivative transaction that has not been discharged within two Business Days of the date on which such amount arose, and other than any amount due as a result of the termination, close-out, restructure or refinancing of that derivate transaction that has not been discharged within two Business Days of the date on which such amount arose);
(az)of the Group existing and available (whether or not subject to the satisfaction of any conditions precedent) on the Signature Date (including of any person that becomes a member of the Group from time to time, provided that such Financial Indebtedness existed at the time that such person became a member of the Group and was not created in anticipation thereof);
(ba)between Group companies to the extent incurred for the purpose of financing general corporate and working capital requirements (including the financing of future acquisitions);
(bb)not falling within paragraphs (a) to (e) above and (g) to (j) below provided that the aggregate amount of all Financial Indebtedness (other than Financial Indebtedness of Obligors or Project Finance Subsidiaries) permitted under this paragraph (f) does not at the time of the incurrence thereof exceed seven point five per cent of the Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) (or its equivalent in another currency) as determined with reference to the most recent Financial Statements;
(bc)created or incurred with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);
(bd)arising under or in connection with a guarantee, bond or escrow arrangement required as a confirmation of certainty of funds available in connection with an offer made or to be made by a member of the Group to acquire shares in another person, provided that:
(i)such Permitted Financial Indebtedness is incurred by an Obligor;
(ii)no Default is continuing or will occur as a result of such indebtedness; and
(iii)prior to incurring such indebtedness the Company delivers a Compliance Certificate to the Agent confirming that it will be in compliance with its obligations under clause 22 (Financial covenants) prior to and immediately post incurring such indebtedness and immediately post consummation of the relevant acquisition;
(be)arising pursuant to a bank guarantee procured by a member of the Group in favour of Eskom required by Eskom as a prerequisite to its continued provision of electricity to such member of the Group; or
(bf)incurred pursuant to a Permitted Inventory Transaction
Permitted Inventory and Related Collateral means:
(bg)any inventory (including raw material, in ground material, as-extracted material, in transit material, in process material, smelted material and refined material) or accounts receivables subject to any Permitted Inventory Transaction;
(bh)products, proceeds or supporting obligations relating to the foregoing;
(bi)cash margin relating to Permitted Inventory Transactions; and
(bj)books and records relating to the foregoing
Permitted Inventory Transaction means (and includes any Financial Indebtedness incurred pursuant to) any intermediation transaction, inventory finance transaction, commodities purchase and sale transaction, prepaid commodities transaction or other inventory or commodities transaction (including any such transaction with respect to related receivables)
Plan means an employee pension benefit plan which is subject to Title IV of ERISA, section 412 of the Code or section 302 of ERISA and with respect to which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under section 4062 of ERISA be deemed to be) an "employer" as defined in section 3(5) of ERISA
Primary Term Rate means the rate specified as such in the applicable Reference Rate Terms

Project Finance Subsidiaries means:
(bk)Keliber, provided that:
(i)it has not, since the Signature Date, received distributions, loans, assets and/or guarantees from any member of the Group which in aggregate exceed US$440,000,000 (or its equivalent in any other currency or currencies);
(ii)the sole business of Keliber is a standalone business independent from the businesses operated by other members of the Group, and is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a standalone project;
(iii)any Financial Indebtedness incurred in relation to Keliber, where the creditors in respect of such Financial Indebtedness have recourse to any other member of the Group, other than Keliber (except by way of security over shares in Keliber or pursuant to obligations owing by Keliber to other members of the Group) does not exceed US$550,000,000 (or its equivalent in any other currency or currencies) in aggregate; and
(iv)to the extent that Keliber becomes a guarantor (in any capacity) under any Financial Indebtedness issued or incurred in the debt capital markets by the Company or any member of the Group then it shall also become a Guarantor at the same time
(bl)Rhyolite Ridge, provided that:
(i)it has not, since the Signature Date, received distributions, loans, assets and/or guarantees from any member of the Group which in aggregate exceed US$700,000,000 (or its equivalent in any other currency or currencies);
(ii)the sole business of Rhyolite Ridge is a standalone business independent from the businesses operated by other members of the Group, and is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a standalone project;
(iii)any Financial Indebtedness incurred in relation to Rhyolite Ridge, where the creditors in respect of such Financial Indebtedness have recourse to any other member of the Group, other than Rhyolite Ridge (except by way of security over shares in Rhyolite Ridge or pursuant to obligations owing by Rhyolite Ridge to other members of the Group) does not exceed US$1,000,000,000 (or its equivalent in any other currency or currencies) in aggregate; and
(iv)to the extent that Rhyolite Ridge becomes a guarantor (in any capacity) under any Financial Indebtedness issued or incurred in the debt capital markets by the Company or any member of the Group then it shall also become a Guarantor at the same time; and
(bm)any other company or other entity (excluding the Obligors):
(i)that since the Signature Date has not received distributions, loans, assets and/or guarantees from any member of the Group which in aggregate together with distributions, loans, assets and/or guarantees received by Project Finance Subsidiaries (other than Keliber or Rhyolite Ridge) from any other Restricted Company, exceeds five per cent of Consolidated Tangible Net Worth at any time;
(ii)whose sole business is a standalone business independent from the businesses operated by other members of the Group, and is and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a standalone project; and
(iii)which, to the extent that such company or entity owes Financial Indebtedness to persons who are not members of the Group, has no creditors in respect of such Financial Indebtedness which have recourse in respect of such Financial Indebtedness to any other member of the Group other than that company or entity other than by way of security over shares in such company or obligations owing by such company or entity to other members of the Group
Qualifying Lender has the meaning given to it in clause 14 (Tax Gross Up and Indemnities)
Quasi-Encumbrance means an arrangement or transaction under which:
(a)an Obligor sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Obligor;
(b)an Obligor sells, transfers or otherwise disposes of its receivables on recourse terms; or
(c)money or the benefit of a bank account of an Obligor may be applied, set off or made subject to a combination of accounts to, against or with that of a person that is not an Obligor,

or any other preferential agreement or arrangement to which an Obligor is a party having a similar effect to that described in paragraphs (a) to (c) above, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness
Quotation Day means the day specified as such in the applicable Reference Rate Terms
Quotation Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms
Quoted Tenor means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service
Reference Rate Supplement means, in relation to any currency, a document which:
(d)is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);
(e)specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and
(f)has been made available to the Company and each Finance Party
Reference Rate Terms means, in relation to:
(g)a currency;
(h)a Utilisation or an Unpaid Sum in that currency;
(i)an Interest Period for that Utilisation or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(j)any term of this Agreement relating to the determination of a rate of interest in relation to such a Utilisation or Unpaid Sum, the terms set out for that currency, and (where such terms are set out for different categories of Utilisation, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Utilisation, Unpaid Sum or accrual, in Schedule 15 (Reference Rate Terms) or in any Reference Rate Supplement
Register has the meaning given to it in clause 25.12 (The Register)

Related Fund in relation to a fund (the first fund) means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund
Relevant Market means the market specified as such in the applicable Reference Rate Terms
Relevant Sustainability Performance Period has the meaning given to it in clause 21.8(a) (Sustainability Performance Certificate)
Repeating Representations means each of the representations set out in clause 20 (Representations), other than clause 20.8 (No filing or stamp taxes), clause 20.11 (No misleading information), clause 20.13 (No proceedings pending or threatened) and clause 20.25 (Sustainability-linked Provisions)
Reportable Event means:
(k)an event specified as such in section 4043(c) of ERISA, with respect to any Plan (other than a Multiemployer Plan), other than an event in relation to which the requirement to give 30 days' notice of that event is waived by any regulation;
(l)the filing of a notice of intent to terminate any Plan, pursuant to section 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in section 4041(c) of ERISA);
(m)the institution of proceedings under section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan;
(n)an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under section 4007 of ERISA); or
(o)a failure of any Plan (other than a Multiemployer Plan) to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived, or to make a required contribution under section 412 or 430 of the Code to any Plan (other than a Multiemployer Plan) that would result in the imposition of an encumbrance
Reporting Day means the day (if any) specified as such in the applicable Reference Rate Terms

Reporting Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian
Resignation Letter means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter)
Restricted Company means:
(p)an Obligor; and
(q)a Material Company
RFR Banking Day means any day specified as such in the applicable Reference Rate Terms
Rhyolite Ridge means the joint venture project company to be incorporated for the development of Rhyolite Ridge Lithium mine in Nevada, US.
Rollover Loan means one or more Loans:
(r)made or to be made on the same day that a maturing Loan is due to be repaid;
(s)the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
(t)made or to be made to the same Borrower for the purpose of refinancing that maturing Loan
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect
Signature Date means the date of signature of this Agreement by the Party last signing it in time
Specified Time means a day or time determined in accordance with Schedule 12 (Timetables)
Subsidiary means:
(u)a subsidiary as defined in the Companies Act and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act; or

(v)in relation to a French Obligor, another company which is controlled by it within the meaning of articles L.233-3 of the French Code de commerce
Substitute Affiliate Lender has the meaning given to it in clause 25.11 (Lender Affiliates and Facility Office)
Substitute Affiliate Lender Designation Notice has the meaning given to it in clause 25.11(b) (Lender Affiliates and Facility Office)
Sustainability KPIs means the four (4) Sustainability KPIs comprising one (1) Sustainability KPI (Injury) and three (3) Sustainability KPIs (Non-Injury) to be agreed by the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator and Sustainability KPI means any or a specific one of them, as the context requires
Sustainability KPI (Injury) means the one (1) Sustainability KPI related to injuries, fatalities or safety
Sustainability KPIs (Non-Injury) means the three (3) non-injury, fatality or safety related Sustainability KPIs
Sustainability Margin Adjustment Date means the Business Day immediately after the due date for delivery to the Agent of a Sustainability Performance Certificate in accordance with clause 21.8(a) (Sustainability Performance Certificate)
Sustainability Performance Certificate means a certificate substantially in the form set out in Schedule 14 (Form of Sustainability Performance Certificate)
Sustainability Performance Period means the period to be agreed by the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator
Sustainability Performance Target or SPT means the annual target for each Sustainability KPI for each Sustainability Performance Period of the Group to be agreed by the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator
Sustainability-Linked Provisions means the provisions set out in the definition of “Margin Sustainability Adjustment”, clause 20.25 (Sustainability-linked Provisions), clause 21.8 (Sustainability Performance Certificate), clause 21.9 (Sustainability Review Event Consultation) and clause 21.10 (Payments to the Foundation)
Sustainability Report means the report in relation to the Group's sustainability efforts with reference to the Sustainability Performance Targets and the Sustainability KPIs prepared by the Group (either separately or as part of the Group's financial statements delivered pursuant to clause 21.1(a) (Financial statements)) and including a Limited Assurance Statement by the Sustainability Verification Provider
Sustainability Review Event means the occurrence of any of the following:
(w)the Company, the Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator determines that any Sustainability KPI is no longer or will in future no longer be an appropriate sustainability KPI or any Sustainability Performance Target is no longer or will in future no longer be an appropriate sustainability performance target, provided that in making such a determination, each of the Company, the Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator (as the case may be) must act reasonably, have regard to the Group's business lines, the then current market standards and best industry practice and provide adequate supporting evidence to demonstrate its determination that the Sustainability KPI is no longer or will in future no longer be an appropriate sustainability KPI or the relevant Sustainability Performance Target is no longer an appropriate sustainability performance target for the purpose of defining and steering the sustainability strategy of the Group;
(x)the Company, the Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator determines that one or more of the Sustainability KPIs or Sustainability Performance Targets can, at the time of the determination or will in future, no longer be measured or reported, provided that in making such a determination, each of the Company, the Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator (as the case may be) must act reasonably, have regard to the Group's business lines, the then current market standards and best industry practice and provide supporting evidence to demonstrate such determination; and
(y)the Company, the Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator determines that the methodology for calculating, assuring or reporting of the performance of any Sustainability Performance Target has materially changed or will materially change, or the ability to report the Sustainability Performance Target is impaired or will be impaired by external causes, provided that in making such a determination, each of the Company, the Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator (as the case may be) must act reasonably and provide supporting evidence to demonstrate such determination

Sustainability Review Event Consultation Period has the meaning given to such term in clause 21.9(a)(i) (Sustainability Review Event Consultation)
Sustainability Trigger Event means the date on which all of the following have occurred:
(z)the Sustainability KPIs have been agreed in accordance with this Agreement;
(aa)the Baseline Performance Figures have been agreed in accordance with this Agreement;
(ab)the Sustainability Performance Targets have been agreed in accordance with this Agreement;
(ac)the Sustainability Performance Period has been agreed in accordance with this Agreement; and
(ad)the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator have confirmed in writing to the Lenders and the Company that the Sustainability Trigger Event has occurred.
Sustainability Verification Provider means the Company's auditors or such other sustainability verification provider designated from time to time by the Company with the prior written consent of the Agent (acting on the instructions of the Majority Lenders)
TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007, or any successor or replacement for that system
TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)
TEG Letter has the meaning ascribed to this term in clause 10.5 (Annual effective global rate (Taux annuel effectif global) in relation to any French Borrower)
Term Fallback Option means the arrangement for interest calculation referred to in clause 12.1 (Interest calculation if no Primary Term Rate)

Term Rate Currency means:
(ae)dollars and euro; and
(af)any currency specified as such in a Reference Rate Supplement relating to that currency, to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement
Term Rate Loan means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency
Term Reference Rate means, in relation to a Term Rate Loan:
(ag)the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or
(ah)as otherwise determined pursuant to clause 12.1 (Interest calculation if no Primary Term Rate), and if, in either case, the aggregate of that rate and the Term Reference Rate CAS (if applicable) is less than zero, the aggregate of the Term Reference Rate and the Term Reference Rate CAS (if applicable) shall be deemed to be zero
Term Reference Rate CAS means, in relation to a Term Rate Loan, any rate which is either:
(ai)specified as such in the applicable Reference Rate Terms; or
(aj)determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms
Termination Date means, in relation to each Lender and subject to clause 6.2 (Extension option), the third anniversary of the Signature Date
Thor US Holdco means Thor US Holdco Inc. incorporated in the State of Delaware, United States of America
Total Commitments means the aggregate of the Commitments, being US$1,000,000,000 at the Signature Date
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company

Transfer Date means, in relation to an assignment or a transfer, the later of:
(ak)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(al)the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate
UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents
US or United States means the United States of America
US Bankruptcy Law means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), as amended, or any other United States federal or state bankruptcy, insolvency or similar law
US Borrower means a Borrower that is a US Person
US Guarantor means any Guarantor that is a US Obligor
US Obligor means an Obligor that is incorporated or organised under the laws of the United States or any state of the United States (including the District of Columbia) or that has a place of business or property in the United States
US Person has the meaning given to it in clause 14.1 (Definitions)
US Qualifying Lender has the meaning given to it in clause 14.1 (Definitions)
US Tax Obligor means:
(am)a Borrower which is resident for tax purposes in the US; or
(an)an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes
US Withholding Form means whichever of the following is relevant (including in each case any successor form):
(ao)IRS Form W-8BEN or W-8BEN-E;

(ap)IRS Form W-8IMY (with appropriate attachments);
(aq)IRS Form W-8ECI;
(ar)IRS Form W-8EXP;
(as)IRS Form W-9;
(at)in the case of a Lender relying on the so-called "portfolio interest exemption", an applicable IRS Form W-8 and a certificate to the effect that such Lender is not (i) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (ii) a "10 percent shareholder" of any relevant US Borrower (or any subsidiary of the Company that is a US Person) within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a "controlled foreign corporation" with respect to any relevant US Borrower (or any subsidiary of the Company that is a US Person) described in Section 881(c)(3)(C) of the Code; or
(au)any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person requested in writing by a US Obligor or the Agent
Utilisation means a utilisation of the Facility
Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made
Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request) and
VAT means:
(av)any value added tax imposed in compliance with the Value added Tax Act, 1991;
(aw)any general service tax; and
(ax)any other tax of a similar nature and notably any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112).

1.2Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)the Agent, the Sustainability Coordinator, any Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, all or any combination of its rights and obligations under the Finance Documents;
(ii)assets includes present and future properties, revenues and rights of every description;
(iii)a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)fraudulent transfer law means any applicable United States bankruptcy and fraudulent transfer and conveyance statute of any state of the United States and any related case law;
(v)a group of Lenders includes all the Lenders;
(vi)indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vii)a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(viii)a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(ix)a provision of law is a reference to that provision as amended or re-enacted from time to time;
(x)a time of day is a reference to London time; and
(xi)a Lender's cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan.
(b)Section, clause and Schedule headings are for ease of reference only.
(c)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)A Default is continuing if it has not been remedied or waived.
(e)The term including shall be construed to mean "including but not limited to".
(f)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.
(g)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(h)Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:
(i)Schedule 15 (Reference Rate Terms); or
(ii)any earlier Reference Rate Supplement.
(i)The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
1.3Currency symbols and definitions
(a)$, US$ and dollars denote the lawful currency of the United States.

(b)€, EUR and euro denote the single currency of the Participating Member States.
1.4Sustainability-Linked Provisions
The Sustainability-Linked Provisions shall only apply and be effective on and from the date of the Sustainability Trigger Event.
1.5Third party rights
(a)Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.6French terms
In this Agreement, where it relates to a French Obligor, a reference to:
(a)an “administration”, “insolvency”, “dissolution” or “winding-up” includes liquidation judiciaire, redressement judiciaire, sauvegarde, sauvegarde accélérée mandat ad hoc or conciliation proceedings under Livre Six of the French Code de commerce;
(b)an “attachment” includes a saisie;
(c)a “corporate reconstruction”, “consolidation” or an “amalgamation” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;
(d)a “moratorium” includes a moratorium under a mandate ad hoc or conciliation procedure in accordance with articles L. 611-3 to L. 611-16 of the French Code de commerce;
(e)“gross negligence” includes faute lourde;
(f)a “guarantee” means any type of sûreté personnelle;
(g)a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;
(h)a “matured obligation” means any créance certaine, liquide et exigible;

(i)“merger’ includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;
(j)“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under any applicable law;
(k)a “receiver” includes an administrateur judiciaire, a mandataire ad hoc or a conciliateur;
(l)“wilful misconduct” means dol.
2The Facility
2.1The Facility
(a)Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments (it being specified that, in case any of such Borrowers is a French Borrower, any of such Lenders or branch or affiliate of such Lenders which is committing or lending to such French Borrower shall ensure that it is a French licensed credit institution (établissement de crédit) or a financial institution authorised to make loans in France (x) under European Union passport rules or (y) directly by the ACPR) (each such Lender, a French Lender).
(b)On and from the date of the Sustainability Trigger Event, the Facility shall be classified as a sustainability linked facility.
2.2Increase
(a)The Company may, within 18 Months of the Signature Date, by giving prior written notice to the Agent, request the Commitments be increased in an aggregate amount in the Base Currency of up to US$200,000,000 as follows:
(i)the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(iii)each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(iv)the Commitments of the other Lenders shall continue in full force and effect; and
(v)any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in clause 2.2(b) below are satisfied.
(b)An increase in the Commitments relating to the Facility will only be effective on:
(i)the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)the Company confirming in writing to the Agent that no Default is continuing or will occur as a result of the establishment or implementation of the increase in the Commitments; and
(iii)in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.
(c)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(d)Clause 25.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis to this clause 2.2 in relation to an Increase Lender as if references in that clause to:
(i)an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)the New Lender were references to that Increase Lender; and
(iii)a re-transfer and re-assignment were references to respectively a transfer and assignment.
(e)If the Company has not delivered the notice contemplated in clause 2.2(a) within 18 Months of the Signature Date, the Company shall no longer be entitled to increase the Commitment pursuant to this clause 2.2 without the Agent's prior written consent.
2.3Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause 2.3(c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4Obligors' Agent
(a)Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it.
(c)The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)any actual or purported irregularity in any act done, or failure to act, by the Obligors' Agent;
(ii)the Obligors' Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or
(iii)any actual or purported failure by, or inability of, the Obligors' Agent to inform any Obligor of receipt by it of any notification under the Finance Documents.
(d)In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3Purpose
3.1Purpose
(a)Each Borrower shall apply all amounts borrowed by it under the Facility towards financing the Group's:
(i)ongoing capital expenditure;
(ii)working capital; and
(iii)general corporate expenditure requirements which may include the financing of future acquisition or business combinations (to the extent such transaction is permitted by the terms of this Agreement) and which, in respect of the Company, includes refinancing its existing indebtedness.
(b)The Borrowers shall apply some or all of the proceeds of the initial Utilisation to repay in full all amounts outstanding under the Original Facility.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4Conditions of Utilisation
4.1Initial conditions precedent
(a)No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 4.1(a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
(b)the Repeating Representations to be made by each Obligor are true in all material respects.
4.3Conditions relating to Optional Currencies
(a)A currency will constitute an Optional Currency in relation to a Loan if:
(i)it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency at the Specified Time and on the Utilisation Date for that Loan;
(ii)it is euros or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan; and
(iii)there are Reference Rate Terms for that currency.
(b)If the Agent has received a written request from the Company for a currency to be approved under clause 4.3(a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)whether or not the Lenders have granted their approval; and
(ii)if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
4.4Maximum number of Loans
A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 15 or more Loans would be outstanding.

5Utilisation
5.1Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within an Availability Period;
(ii)the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and
(iii)the proposed Interest Period complies with clause 11 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
5.3Currency and amount
(a)The currency specified in a Utilisation Request must the Base Currency or an Optional Currency.
(b)The amount of the proposed Loan must be:
(i)if the currency selected is the Base Currency, a minimum of US$5,000,000 or, if less, the Available Facility;
(ii)if the currency selected is euros, a minimum of 5,000,000 euros or, if less, the Available Facility; or
(iii)if the currency selected is an Optional Currency other than euros, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to clause 4.3(b)(ii) (Conditions relating to Optional Currencies) or, if less, the Available Facility; and
(iv)in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4Lenders' participation
(a)If the conditions set out in this Agreement have been met and subject to clause 6.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office by no later than 2.30pm.
(b)The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with clause 30.1 (Payments to the Agent), in each case by the Specified Time.
5.5Cancellation of Commitment
The Commitment of each Lender which, at that time, is unutilised shall be immediately cancelled at the end of its Availability Period.
5A    Optional currencies
5A.1    Selection of currency
A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.
5A.2    Unavailability of a currency
If before the Specified Time:
(a)a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this clause 5A.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.
5A.3    Participation in a Loan
Each Lender's participation in a Loan will be determined in accordance with clause 5.4(b) (Lenders' participation).
6Repayment and Extension Option
6.1Repayment of Loans
(a)Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)Without prejudice to each Borrower's obligation under clause 6.1(a) above, if:
(i)one or more Loans are to be made available to a Borrower:
(a)on the same day that a maturing Loan is due to be repaid by that Borrower; and
(b)in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(a)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)the relevant Borrower will only be required to make a payment under clause 30.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that

Lender will not be required to make a payment under clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans; and
(b)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)the relevant Borrower will not be required to make a payment under clause 30.1 (Payments to the Agent); and
(2)each Lender will be required to make a payment under clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.
6.2Extension option
(a)The Company may, by notice to the Agent (the Initial Extension Request) not more than 90 days and not less than 30 days before the first anniversary of the Signature Date (the First Anniversary), request that the Termination Date of each Lender be extended for a further period of one year.
(b)The Company may, by notice to the Agent (the Second Extension Request) not more than 90 days and not less than 30 days before the second anniversary of the Signature Date (the Second Anniversary), request that the Termination Date:
(i)with respect to Lenders who have agreed to the Initial Extension Request, be extended for a further period of one year; and/or
(ii)if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request, be extended for a period of one year or two years, as selected by the Company in the notice to the Agent.
(c)The Agent shall promptly notify the Lenders of any Initial Extension Request or Second Extension Request (an Extension Request).

(d)Each Lender may, in its sole discretion, accept or decline any Extension Request. Each Lender that wishes to accept an Extension Request shall deliver a duly completed Extension Confirmation to the Agent and the Company by the date falling 15 days before the relevant anniversary of the Signature Date confirming that it will extend its Commitment for a further period of one year or two years, as applicable, from its then current Termination Date and, subject to clause 6.2(g) below, the Termination Date with respect to the Commitment of that Lender will be extended accordingly.
(e)If any Lender fails to deliver an Extension Confirmation in respect of an Extension Request in accordance with clause 6.2(d) above on or before the date falling 15 days before the relevant anniversary of the Signature Date, it will be deemed to have refused that Extension Request and its Commitment will not be extended.
(f)Subject to clause 6.2(g) below, each Extension Request is irrevocable.
(g)The Company may, on the basis that one or more of the Lenders have not agreed to the Extension Request and no later than the date falling five days before the relevant anniversary of the Signature Date, withdraw the request by notice to the Agent which will promptly notify the Lenders.
7Illegality, voluntary prepayment and cancellation
7.1Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and
(c)to the extent that the relevant Lender's participation has not been transferred in full pursuant to clause 36.7 (Replacement of Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2Voluntary cancellation
The Company may, if it gives the Agent not less than three Business Days' prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000 and in integral multiples of US$1,000,000) of the Available Facility. Any cancellation under this clause 7.2 shall reduce the Commitments of the Lenders rateably under the Facility.
7.3Voluntary prepayment of Utilisations
A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than three Business Days' prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of US$5,000,000 and in integral multiples of US$1,000,000).
7.4Right of cancellation and repayment in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under clause 14.2(c) (Tax gross-up);
(ii)any Lender claims indemnification from the Company or an Obligor under clause 14.3 (Tax indemnity) or clause 15.1 (Increased Costs); or
(iii)any amount payable to any Lender by an Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.
(b)On receipt of a notice referred to in clause 7.4(a) above in relation to a Lender, the Available Commitment(s) of that Lender shall be immediately reduced to zero.
(c)On the last day of each Interest Period which ends after the Company has given notice under clause 7.4(a) in relation to a Lender (or, if earlier, the date specified by the

Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents, and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
8Mandatory prepayment and cancellation
8.1Change of control
(a)If any person or group of persons acting in concert gains direct or indirect control of the Company then the procedure referred to in clause 8.4 (General procedure in respect of specified prepayment events) shall be followed.
(b)For the purpose of clause 8.1(a) above control means in relation to the Company:
(i)the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(a)cast, or control the casting of, more than:
(1)if the shares are not listed, 50 per cent; or
(2)for so long as the shares are listed, unless another person or group of persons acting in concert has the power to cast or control the power of casting a higher percentage of such votes, 35 per cent, of the maximum number of votes that might be cast at a general meeting of the Company; or
(b)appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(ii)the holding beneficially and legally, directly or indirectly, of more than 50 per cent) of the issued ordinary share capital of the Company.
(c)For the purpose of clause 8.1(a) above acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

8.2Non-Obligor Restricted Companies
(a)Cross Default
If:
(i)any Financial Indebtedness of a Non-Obligor Restricted Company is not paid when due, or where there is an applicable grace period, within the originally applicable grace period;
(ii)any Financial Indebtedness of a Non-Obligor Restricted Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
(iii)any commitment for any Financial Indebtedness of a Non-Obligor Restricted Company is cancelled or suspended by a creditor of such Non-Obligor Restricted Company as a result of an event of default (however described); or
(iv)any creditor of Non-Obligor Restricted Company becomes entitled to declare any Financial Indebtedness of that Non-Obligor Restricted Company due and payable prior to its specified maturity as a result of an event of default (however described), and the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness arising pursuant to clauses 8.2(a)(i) to 8.2(a)(iv) above exceeds an amount of US$15,000,000 (or its equivalent in any other currency or currencies), then the Company shall comply with clause 8.4 (General procedure in respect of specified prepayment events).
(b)Insolvency
If:
(i)any Non-Obligor Restricted Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(ii)the board of directors of a Non-Obligor Restricted Company adopts a resolution declaring that relevant Non-Obligor Restricted Company to be “financially distressed” (as defined in the Companies Act) or the board of that Non-Obligor Restricted Company has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act; or

(iii)a moratorium is declared or takes effect in respect of any indebtedness of any Non-Obligor Restricted Company, then the Company shall comply with the provisions of clause 8.4 (General procedure in respect of specified prepayment events).
(c)Insolvency Proceedings
If:
(i)any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)the suspension of payments, the commencement of business rescue proceedings (whether by any Non-Obligor Restricted Company or by any other person under section 129 of the Companies Act or pursuant to an application by an "affected person" under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management, or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Non-Obligor Restricted Company;
(b)a composition, compromise, assignment or arrangement with any creditor of any Non-Obligor Restricted Company;
(c)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Non-Obligor Restricted Company;
(d)enforcement of any Encumbrance over any assets of any Non-Obligor Restricted Company; or
(e)any analogous procedure or step is taken in any jurisdiction, and in each case such procedure or proceedings are not contested in good faith nor discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction); or
(ii)a resolution is passed by the board of directors of a Non-Obligor Restricted Company, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Non-Obligor Restricted Company or any analogous procedure or step is taken in any jurisdiction, then the Company shall comply with the provisions of clause 8.4 (General procedure in respect of specified prepayment events).
(d)Creditors' Process
If the operation of an attachment, sequestration, distress or execution that affects a material part of the assets or revenues of a Non-Obligor Restricted Company arises and is not discharged within 21 days of such event occurring, then the Company shall comply with the provisions of clause 8.4 (General procedure in respect of specified prepayment events).
8.3Guarantor Threshold Test
If:
(a)the Guarantor Threshold Test is not met on any date upon which it is tested in accordance with clause 23.20 (Guarantors);
(b)within 30 days of the date of the Compliance Certificate showing that the Guarantor Threshold Test has not been met, all positive EBITDA contributing wholly owned Subsidiaries of the Company are or have become Guarantors; and
(c)the Company has failed, after using all reasonable endeavours, to procure that such number of non-wholly owned Subsidiaries as is required to meet the Guarantor Threshold Test have acceded to this Agreement as Additional Guarantors in accordance with the procedure set out in clause 26.4 (Additional Guarantors) within 30 days of the Compliance Certificate showing that the Guarantor Threshold Test has not been met, then the Company shall comply with the provisions of clause 8.4 (General procedure in respect of specified prepayment events).
8.4General procedure in respect of specified prepayment events
If any of the events specified in clause 8.1 (Change of control), clause 8.2 (Non-Obligor Restricted Companies) or clause 8.3 (Guarantor Threshold Test) occurs, then:
(a)the Company shall promptly notify the Agent upon becoming aware of that event;

(b)the Company shall enter into negotiations with the Lenders for a period of not more than 60 days from the date of the notice referred to in clause 8.4(a) above, with a view to agreeing terms and conditions acceptable to the Company and all of the Lenders for the continuation of the Facility;
(c)during the negotiation period referred to in clause 8.4(b) above, a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and
(d)if an agreement is not reached during the negotiation period referred to in clause 8.4(b) above, and if a Lender so requires and notifies the Agent after the negotiation period referred to in clause 8.4(b) above has ended, the Agent shall, by not less than 30 days' notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in respect of that Lender due and payable, in which case the Commitment of that Lender will be cancelled and that Lender's participation in all such outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents will become due and payable on the date set out in the relevant notice.
8.5Sanctions
(a)If:
(i)a misrepresentation or statement made under clause 20.17 (Anti-corruption law and sanctions) is or proves to be misleading in any material respect when made or deemed to be made; or
(ii)a breach of the undertakings contained in clause 23.6 (Anti-corruption law and sanctions) occurs, each Obligor shall notify the Agent promptly upon becoming aware of that event (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)If any event contemplated by clause 8.5(a) occurs, the following shall apply:
(i)upon the Agent receiving a notice from an Obligor under clause 8.5(a) or a similar notice from any Finance Party, it shall notify the Lenders as soon as reasonably practicable;
(ii)a Lender shall not be obliged to fund any Utilisation; and

(iii)if a Lender so requires and notifies the Agent, the Agent shall, by not less than ten days' notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in respect of that Lender due and payable, in which case the Commitment of that Lender will be cancelled and that Lender's participation in all such outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents will become due and payable on the date set out in the relevant notice.
8.6Mandatory prepayment and cancellation in relation to a single Lender
If it becomes unlawful for an Obligor to perform any of its obligations to any Lender under 14.2(c) (Tax gross-up) or under an equivalent provision of any Finance Document:
(a)the Company shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying that Lender, its Commitment(s) will be immediately cancelled; and
(c)that Obligor shall repay that Lender's participation in the Loans made to that Obligor on the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
9Restrictions
9.1Notices of cancellation or prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under clause 7 (Illegality, voluntary prepayment and cancellation) or clause 8 (Mandatory prepayment and cancellation) shall (subject to the terms of those clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
9.2Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3Reborrowing of the Facility
Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement, other than in circumstances where the prepayment or repayment has been made pursuant to clause 8 (Mandatory prepayment and cancellation), in which event the Commitments shall be reduced by the amount prepaid or repaid.
9.4Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
9.5No reinstatement of Commitments
Subject to clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
9.6Agent's receipt of notices
If the Agent receives a notice under clause 7 (Illegality, voluntary prepayment and cancellation) or clause 8 (Mandatory prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.
9.7Application of prepayments
Any prepayment of a Utilisation under clause 7.3 (Voluntary prepayment of Utilisations) shall be applied pro rata to each Lender's participation in that Utilisation.
10Interest
10.1Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)the applicable Margin;
(b)the Term Reference Rate; and
(c)the Term Reference Rate CAS (if any).

10.2Payment of interest
(a)The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.
(b)If the annual financial statements and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.
10.3Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 10.3(b) below is two per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
(d)As regards a French Obligor, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due by a French Obligor for a period of at least one year, but will remain immediately due and payable.

(e)If:
(i)any representation or statement made or deemed to be made by an Obligor in any Sustainability Performance Certificate or otherwise pursuant to clause 20.25 (Sustainability-linked Provisions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; and
(ii)the application of the Margin Sustainability Adjustment definition would have resulted in:
(A)the effective Margin for the whole or part of an Interest Period being higher than the Margin that was actually applied for that Interest Period; and/or
(B)the effective commitment fee payable under clause 13.1 (Commitment fee) being higher than the commitment fee that was actually applied for the relevant period, the Obligors shall within five (5) Business Days of a demand by the Facility Agent (together with supporting calculations) make a payment to the Facility Agent (for the benefit of the Lenders) in such amount as is necessary to:
(i)reflect the difference between the amount of interest that was actually paid for such Interest Period and the amount of interest that should have been paid for such Interest Period; and
(ii)reflect the difference between the commitment fee that was actually paid for the relevant period and the commitment fee that should have been paid for the relevant period, as a result of the application of the Margin Sustainability Adjustment definition.
10.4Notification of rates of interest
(a)The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
(b)The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
10.5Annual effective global rate (Taux annuel effectif global) in relation to any French Borrower

(a)For the purposes of articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation, and article L.313-4 of the French Code monétaire et financier, the French Borrowers and the Lenders acknowledge that, by virtue of certain characteristics of the Facility (and in particular the floating rate of interest, the right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Facility, the taux effectif global cannot be calculated at the date of this Agreement.
(b)However, the French Borrowers acknowledge that they have received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in a letter and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement by the French Borrowers will be maintained at their original level throughout the term of this Agreement (each a “TEG Letter”).
(c)The French Borrowers and the Lenders acknowledge that the TEG Letters delivered in accordance with paragraph (b)above form part of this Agreement.
11Interest Periods
11.1Selection of Interest Periods
(a)A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to this clause 11, a Borrower (or the Company) may select an Interest Period of any period specified in the applicable Reference Rate Terms or any other period agreed between the Company, the Agent and all the Lenders, provided that no Interest Period shall be longer than six Months.
(c)An Interest Period for a Loan shall not extend beyond a Termination Date.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.
(f)No Interest Period for a Loan or Unpaid Sum shall be longer than six Months.

11.2Non-Business Days
Any rules specified as "Business Day Conventions" in the applicable Reference Rate Terms for a Utilisation or Unpaid Sum shall apply to each Interest Period for that Utilisation or Unpaid Sum.
12Changes to the calculation of interest
12.1Interest calculation if no Primary Term Rate
(a)Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.
(b)Shortened Interest Period: If clause 12.1(a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of Term Reference Rate.
(c)Shortened Interest Period and Historic Primary Term Rate: If clause 12.1(b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.
(d)Shortened Interest Period and Interpolated Historic Primary Term Rate: If clause 12.1(c) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.
(e)Fixed Central Bank Rate: If clause 12.1(d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate for the Interest Period of the Loan, the Interest Period of that Loan shall be shortened to one Month and the applicable Term Reference Rate shall be the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for the Quotation Day; and
(ii)any applicable Central Bank Rate Adjustment.

12.2Market disruption
If:
(a)a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and
(b)before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed thirty-five per cent of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
12.3Cost of funds
(a)If this clause 12.3 applies to a Loan for an Interest Period, clause 10.1 (Calculation of interest) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin; and
(ii)the weighted average of the rates notified to the Agent by the relevant Lenders as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(b)If this clause 12.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to clause 12.3(b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)If this clause 12.3 applies, the Agent shall, as soon as is practicable, notify the Company.
12.4Break Costs
(a)If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
13Fees
13.1Commitment fee
(a)The Company shall pay, or shall procure that an Obligor shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate per annum which is equal to 35 per cent of the applicable Margin on that Lender's Available Commitment for its Availability Period (which Margin, for the avoidance of doubt, shall include, on and from the date of the Sustainability Trigger Event, the effect of any Margin Sustainability Adjustment).
(b)The accrued commitment fee is payable on the last day of each successive period of three Months which ends during an Availability Period, on the last day of an Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
(c)No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day which that Lender is a Defaulting Lender.
(d)If the annual financial statements and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period to determine the commitment fee under this clause 13.1, then the Company shall (or shall procure that the relevant Obligor shall) promptly pay to the Agent any amounts necessary to put the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.
13.2Arrangement fee
The Company shall (or shall procure that an Obligor shall) pay to the Agent (for the account of the Co-ordinators) an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3Participation fee
The Company shall (or shall procure that an Obligor shall) pay to the Agent (for the account of each Lender) a participation fee in the amount and at the times agreed in a Fee Letter.
13.4Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
13.5Utilisation Fee
(a)Where the total outstanding Loans under the Facility fall within the range of the percentage of the Total Commitments set out in the left column below, the Company shall, or the Company shall procure that an Obligor shall, pay to the Agent (for the account of each Lender) a utilisation fee computed at a rate equal to the percentage per annum set out opposite such percentage range in the right column of the table below on the total outstanding Loans from time to time:

% of the Total Commitments	Utilisation Fee
Less than or equal to 33⅓%	0.10%
Greater than 33⅓% and less than or equal to 66⅔%	0.20%
Greater than 66⅔%	0.40%
(b)The utilisation fee referred to in clause 13.5(a) above shall be calculated on a day-to-day basis and shall be payable on the last day of each successive period of three Months commencing on the date occurring three Months after the Signature Date and a Termination Date and thereafter shall be paid by the Agent to the Lenders pro rata to each Lender's participation in the outstanding Loans from time to time.

14Tax gross up and indemnities
14.1Definitions
(a)In this Agreement:
Bank Levy means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the French taxe pour le financement du fonds de soutien aux collectivités territoriales levied pursuant to article 235 ter ZE bis of the French Code général des impôts).
Income Tax Act means the Income Tax Act, 1962 of South Africa.
French Qualifying Lender means a Lender which:
(a)is entitled to an interest payment under a Finance Document and which fulfils the conditions imposed by French Law in order for such interest payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or
(b)is a French Treaty Lender.
French Treaty Lender means a Lender which:
(a)is treated as resident of a French Treaty State for the purposes of the French Treaty;
(b)does not carry on business in France through a permanent establishment with which that Lender's participation in the Loan is effectively connected;
(c)is acting from a Facility Office situated in its jurisdiction of incorporation; and
(d)fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on all interest payments under the Finance Documents by France, subject to the completion of any necessary procedural formalities.
French Treaty State means a jurisdiction having a double taxation agreement with France (the French Treaty), which makes provision for full exemption from Tax imposed by France on all interest payments under the Finance Documents.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Qualifying Lender means a Lender which is beneficially entitled to interest (as defined in section 24J(1) of the Income Tax Act) payable to that Lender in respect of an advance under a Finance Document and is:
(e)a Lender which is tax resident in South Africa; or
(f)a Lender which is not tax resident in South Africa if:
(i)such advance in respect of which that interest is paid is effectively connected with or attributable to a permanent establishment of that Lender in South Africa;
(ii)that Lender is registered as a taxpayer in terms of Chapter 3 of the Tax Administration Act, 2011 of South Africa; and
(iii)that Lender has by the due date for payment of that interest or by the date prescribed in section 50E(4) of the Income Tax Act submitted to the Borrower a declaration (a Tax Declaration) in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(2)(b) of the Income Tax Act that that Lender is, in terms of section 50D(3) of the Income Tax Act, exempt from the withholding tax on interest in respect of that payment; or
(g)a Treaty Lender.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).
Treaty Lender means a Lender which:
(h)is treated as a resident of a Treaty State for the purposes of a Treaty;

(i)does not carry on a business in South Africa through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(j)otherwise qualifies under the terms of a Treaty for full exemption from tax imposed by South Africa on interest, subject to the completion of any procedural formalities.
Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with South Africa which makes provision for full exemption from Tax imposed by South Africa on interest.
US Person means a "United States person" as defined in Section 7701(a)(30) of the Code and includes an entity that is disregarded as separate from a United States person (as defined in such section) for US federal income tax purposes.
US Qualifying Lender means a Lender which is:
(k)a US Person; or
(l)a US Treaty Lender; or
(m)otherwise entitled to receive all payments under the Finance Documents without deduction or withholding of any US federal withholding Taxes (excluding any Taxes imposed under FATCA) if such payments were made by a US Tax Obligor.
US Treaty Lender means a Lender which:
(n)is treated as a resident (for purposes of the applicable Treaty) in a jurisdiction having a double taxation Treaty with the United States which makes provisions for full exemption from US federal withholding Taxes on payments under the Finance Documents;
(o)does not carry on a business in the United States through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(p)fulfils any conditions which must be fulfilled under the treaty for residents of such jurisdiction to obtain full exemption from US federal withholding Taxes on payments to that Lender under a Finance Document if such payments were made by a US Tax Obligor.

(a)Unless a contrary indication appears, in this clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
14.2Tax gross-up
(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment shall not be increased under clause 14.2(c) above by reason of a Tax Deduction on account of Tax imposed by South Africa, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (b)(ii) of the definition of "Qualifying Lender" and the relevant Lender has not given a Tax Declaration to the Borrower by the due date for the relevant interest payment; or
(iii)the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 14.2(g) below.

(e)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
(h)A payment shall not be increased under clause 14.2(c) above by reason of a Tax imposed by the United States if, on the date the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority binding on such Lender; or
(ii)that Lender has not complied with its obligations under clause 14.5(e) (Lender status confirmation).
(i)A payment shall not be increased under clause 14.2(c) above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a French Qualifying Lender, but on that date that Lender is not or has ceased to be a French Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(ii)the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 14.2(g) above and paragraph 14.5(e) (Lender status confirmation).
14.3Tax indemnity
(a)The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Clause 14.3(a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:
(a)that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(b)that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)to the extent a loss, liability or cost:
(a)is compensated for by an increased payment under clause 14.2 (Tax gross-up);
(b)would have been compensated for by an increased payment under clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clauses 14.2(d), 14.2(h) or 14.2(i) applied;
(c)relates to a FATCA Deduction required to be made by a Party; or
(d)except for changes described in clause 15 (Increased Costs), is attributable to a Bank Levy.
(c)A Protected Party making, or intending to make, a claim under clause 14.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Agent.
14.4Tax Credit
(a)If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(i)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
(b)Each Finance Party and each of its Affiliates have sole and absolute discretion as to how they organise their respective Tax affairs and none of them are under any obligation to utilise any amount of the Tax Payment as a Tax Credit.
(c)Each Finance Party and each of its Affiliates have no obligations to disclose any information whatsoever regarding their tax affairs to any other Party.
14.5Lender status confirmation
(a)Each Lender which becomes a Party to this Agreement after the Signature Date shall indicate, in the Transfer Certificate, Assignment Agreement or Substitute Affiliate Lender Designation Notice which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(i)not a Qualifying Lender or not a French Qualifying Lender;
(ii)a Qualifying Lender (other than a Treaty Lender) or a French Qualifying Lender (other than a French Treaty Lender); or
(iii)a Treaty Lender or a French Treaty Lender, and
whether or not it is a US Qualifying Lender.
(b)Such a Lender shall also specify, in the documentation which it executes on becoming a Party as a Lender, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, the documentation which a

Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (b).
(c)If a New Lender, Replacement Lender or Substitute Affiliate Lender fails to indicate its status in accordance with this clause 14.5, then such New Lender, Replacement Lender or Substitute Affiliate Lender (as the case may be) shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender or not a US Qualifying Lender or not a French Qualifying Lender, as applicable, until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Substitute Affiliate Lender Designation Notice shall not be invalidated by any failure of a Lender to comply with this clause 14.5.
(d)Each Lender:
(i)which is a Party to this Agreement on the Signature Date, shall promptly notify the Agent (and the Agent, upon receipt of such notification, shall inform the Company) whether or not it is a US Qualifying Lender;
(ii)which is a US Qualifying Lender, shall promptly notify the Agent (and the Agent, upon receipt of such notification, shall inform the Company) if it ceases to be a US Qualifying Lender; and
(iii)which is not a US Qualifying Lender, shall promptly notify the Agent (and the Agent, upon receipt of such notification, shall inform the Company) if it becomes a US Qualifying Lender.
(e)Each Lender (or assignee or transferee) shall deliver to the Company and the Agent two copies of US Withholding Forms which are properly completed and duly executed by such Lender and claiming complete exemption from the US federal withholding Tax that would apply to payments under this Agreement and any other Finance Document if such payment were treated for US federal income Tax purposes as US source income. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Company and the Agent at any time it determines that it is no longer legally able to provide any previously delivered form to the Company or the Agent (or any other form of certification adopted by the US taxing authorities for such purpose). Notwithstanding any other provision of this clause 14.5(e), a Lender shall not be required to deliver any form pursuant to this clause 14.5(e) that such Lender is not legally able to deliver.
(f)On or prior to the date on which the Agent becomes a party to this Agreement, the Agent shall provide to a US Borrower and/or US Obligor, as applicable, two properly completed copies of the applicable US Withholding Forms, certifying that it is either a U.S. Person, a “U.S. branch” within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(iv)(A) that agrees to be treated as a U.S. Person with respect to all payments by or with respect to any obligation of a US Borrower or a US Obligor under any Finance Documents, or a “Qualified Intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and for IRS Form 1099 reporting and backup withholding, and update such form from time to time thereafter upon the reasonable request of a US Borrower, or on or before the expiration, obsolescence or invalidity of any previously delivered applicable IRS forms.
(g)Any French Treaty Lender shall provide the Company with a valid tax residency certificate from its jurisdiction of residence confirming that such party is a resident of that jurisdiction within the meaning of the relevant Treaty.
(h)Each Finance Party which becomes a Party to this Agreement on or before the Signature Date shall indicate, for the benefit of the Agent and without liability to any Obligor, that it is, as the case may be, (i) a French Qualifying Lender (other than a French Treaty Lender) or (ii) a French Treaty Lender and that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
14.6Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
14.7VAT
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 14.7(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause 14.7(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.8FATCA Information
(a)Subject to clause 14.8(c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(a)a FATCA Exempt Party; or
(b)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to clause 14.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Clause 14.8(a) above shall not oblige any Finance Party to do anything, and clause 14.8(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 14.8(a)(i) or 14.8(a)(ii) above (including, for the avoidance of doubt, where clause 14.8(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:
(i)where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Signature Date;
(ii)where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;
(iii)the date a new US Tax Obligor accedes as a Borrower; or
(iv)where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(a)a withholding certificate on the applicable US Withholding Form; or
(b)any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 14.8(e) above to the relevant Borrower.
(g)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to clause 14.8(e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
(h)The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 14.8(e) or 14.8(g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with clause 14.8(e), 14.8(f) or 14.8(g) above.

14.9FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.
15Increased Costs
15.1Increased Costs
(a)Subject to clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (B) compliance with any law or regulation made after the Signature Date; or (C) the implementation or application of or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)
(b)In this Agreement Increased Costs means:
(i)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
(c)Each Finance Party providing a certificate in terms of clause 15.2(b) above is not required to disclose any information it deems to be confidential or commercially sensitive.
15.3Exceptions
(a)Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 14.3(b) (Tax indemnity) applied);
(iv)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(v)attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signature Date (but excluding any Increased Costs arising out of Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
(b)In this clause 15.3, a reference to:
(i)a Tax Deduction has the same meaning given to that term in clause 14.1 (Definitions)
(ii)Basel III means, together:

(A)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(iii)"CRD IV" means EU CRD IV and UK CRD IV.
(iv)"EU CRD IV" means:
(a)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and
(b)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
(v)"UK CRD IV" means:
(a)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the UK by virtue of the Withdrawal Act 2018;
(b)the law of the UK or any part of it, which immediately before IP completion day (as defined in the Withdrawal Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures;
(c)direct EU legislation (as defined in the Withdrawal Act 2018), which immediately before IP completion day (as defined in Withdrawal Act 2020) implemented EU CRD IV as it forms part of domestic law of the UK by virtue of the Withdrawal Act 2018; and
(d)any law or regulation of the UK which introduces into domestic law of the UK a provision which is equivalent to a provision set out in Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms or Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms and/or implements Basel III standards.
16Other indemnities
16.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2Other indemnities
(a)The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(i)the occurrence of any Event of Default;
(ii)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of clause 29 (Sharing among the Finance Parties);
(iii)funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(iv)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
(b)The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the use of the proceeds of the Facility (or portion thereof) for funding an acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning an acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this clause 16.2(b) subject to clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
16.3Indemnity to the Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a Default;
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
17Mitigation by the Lenders
17.1Mitigation
(a)Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 14 (Tax Gross Up and Indemnities), clause 15 (Increased Costs) or in any amount payable under a Finance Document by a French Obligor becoming not deductible from that Obligor's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Clause 17.1(a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2Limitation of liability
(a)The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18Costs and expenses
18.1Transaction expenses
The Company shall promptly on demand pay any Finance Party the amount of all costs and expenses (including legal fees subject to any agreed cap) reasonably incurred by such Finance Party in connection with the negotiation, preparation, printing, execution and syndication of:
(a)this Agreement and any other documents referred to in this Agreement; and

(b)any other Finance Documents executed after the Signature Date.
18.2Amendment costs
If:
(a)an Obligor requests an amendment, waiver or consent in respect of a Finance Document or any document referred to in this Agreement; or
(b)an amendment is required pursuant to clause 30.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees, subject to any agreed cap) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
18.3Enforcement costs
The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
19Guarantee and indemnity
19.1Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;
(b)undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a

Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19 if the amount claimed had been recoverable on the basis of a guarantee.
19.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
19.4Waiver of defences
The obligations of each Guarantor under this clause 19 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 19 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
19.5Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.6Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 19.
19.7Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 19.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 30 (Payment mechanics).
19.8Release of Guarantors' right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.10US Guarantors
Terms used in this clause 19.10 are to be construed in accordance with any applicable fraudulent transfer laws:
(a)Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.
(b)Each Finance Party agrees that, to the extent that any US Bankruptcy Law or any fraudulent transfer law is applicable to this guarantee, each US Guarantor's liability under this clause 19 is limited so that no obligation of, or transfer by, any US Guarantor under this clause 19 is subject to avoidance and turnover under any fraudulent transfer law.
(c)Each US Guarantor represents and warrants to each Finance Party that:
(i)the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;
(ii)its capital is not unreasonably small to carry on its business as it is being conducted;
(iii)it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and
(iv)it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
(d)Each representation and warranty in this clause 19.10:
(i)is made by each US Guarantor on the Signature Date.
(ii)is deemed to be repeated by:
(A)each Additional Guarantor on the date that Additional Guarantor becomes a US Guarantor; and

(B)each US Guarantor on the date of each Utilisation Request and the first day of each Interest Period; and
(iii)is, when repeated, applied to the circumstances existing at the time of repetition.
19.11US guarantee limitations
Notwithstanding any other term or provision of this Agreement or any other Finance Document, with respect to an Obligor:
(a)no member of the Group that is (i) a "controlled foreign corporation" (as defined in Section 957(a) of the Code) (a CFC), (ii) an entity substantially all the assets of which consist of either (A) equity interests of one or more CFCs or (B) equity and debt interests of one or more CFCs (a FSHCO), (iii) a subsidiary of a CFC or FSHCO, or (iv) a disregarded entity, any assets of which consist of voting stock of an indirect subsidiary that is a CFC (a DRE), will have any obligation or liability, directly or indirectly, as Guarantor or otherwise under this Agreement or any Finance Document with respect to any obligation or liability arising under any Finance Document of an Obligor (an Obligation);
(b)none of the assets or property of a CFC, FSHCO or subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO) will be required to be used directly or indirectly as security for any Obligation; and
(c)not more than 65 per cent of the stock or other equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of a person that is a direct CFC, FSHCO or DRE will be required to be pledged directly or indirectly as security for any Obligation.
19.12Guarantee Limitations – South Africa
This guarantee does not apply to any liability to the extent it would result in a breach of the approvals obtained from the Financial Surveillance Department of the South African Reserve Bank obtained for this guarantee as it relates to Guarantors that are subject to exchange control regulation in South Africa provided those approvals have been disclosed to and approved by the Agent pursuant to clause 4.1 (Initial conditions precedent) or otherwise pursuant to this Agreement.
19.13French guarantee limitations

(a)The obligations and liabilities of each French Guarantor under the Finance Documents, for the payment obligations, under this Agreement, of any other Obligors which are not direct or indirect Subsidiaries of such French Guarantor shall be limited at any time to an amount equal to the aggregate of the proceeds of the Loans directly or indirectly on-lent by any other Obligor to that French Guarantor or any of its subsidiaries under intercompany loans (including pursuant to cash pooling arrangements) or similar arrangements and outstanding on the date a payment is requested to be made by such French Guarantor under this guarantee (the “Maximum Guaranteed Amount”), it being specified that notwithstanding any other provisions of this Agreement, any payment made by such French Guarantor under such guarantee in respect of the payment obligations of any other Obligor shall immediately reduce pro tanto the outstanding amount of the intra-group loans, or any sums, due by such French Guarantor under such intra-group loan (including pursuant to cash pooling arrangements) or similar arrangements referred to above.
(b)The obligations and liabilities of any French Guarantor under the Finance Documents, for the payment obligations, under this Agreement or any Finance Documents, of each of its direct or indirect Subsidiaries which are or become Obligor from time to time under the Finance Documents shall cover all amounts incurred by such Subsidiary (x) as Borrower only but not as Guarantor (if they are not Obligors incorporated under the laws of France) or (y) as Borrower and/or, subject to the provisions of paragraph (a) above, Guarantors (if they are French Obligors).
(c)For the avoidance of doubt, any payment made by a French Guarantor under paragraph (a) above shall reduce the Maximum Guaranteed Amount.
(d)It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and no French Guarantor shall therefore be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee given pursuant therewith.
20Representations
Each Obligor makes the representations and warranties in respect of itself and, where expressly provided, each Restricted Company or Subsidiary (as the case may be), set out in this clause 20 to each Finance Party on the Signature Date, save for the representations and warranties set out in clause 20.25 (Sustainability-linked Provisions) which are deemed to be made by each Obligor on the date of the Sustainability Trigger Event and shall not be made or deemed to be made by any Obligor prior to the date of the Sustainability Trigger Event.

20.1Status
(a)Each Restricted Company is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)Each Restricted Company has the power to own its assets and carry on its business as it is being conducted.
20.2Binding obligations
The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.
20.3Non-conflict with other obligations
The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)its constitutional documents; or
(c)any material agreement or instrument binding upon it or any of its assets.
20.4Power and authority
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
20.5Validity and admissibility in evidence
All Authorisations required:
(a)to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)for the validity or enforceability of any Finance Document to which each Obligor is a party or to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect including, without limitation, any authorisation required from the South African Reserve Bank.
20.6Governing law and enforcement
(a)Subject to the Legal Reservations, the choice of law specified as the governing law of the Finance Documents to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.
(b)Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.
20.7Insolvency
(a)No Restricted Company has taken any corporate action, nor have any legal proceedings or creditors' process been started or (to the best of its knowledge and belief) threatened in writing against it, for its winding-up, dissolution or business rescue, or for the appointment of a liquidator, business rescue practitioner or similar officer of it or of its assets.
(b)No Restricted Company is ”financially distressed” (as defined in the Companies Act), to the extent that Applicable Inter-company Loans are excluded from the calculation of the fair value of such Restricted Company's liabilities.
20.8No filing or stamp taxes
Except to the extent set out in any legal opinion provided pursuant to the Finance Documents, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
20.9No deduction of Tax
As at the Signature Date, it is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party, other than
(a)with respect to an Obligor incorporated under the laws of South Africa only, the withholding tax on interest income required to be withheld from interest income payable by South African tax residents to non-Qualifying Lenders;

(b)with respect to French Obligors only, from any payment under a Finance Document to a Lender which is not a French Qualifying Lender; and/or
(c)with respect to any payment on or with respect to an obligation of any US Obligor only (including a payment by any Obligor as a Guarantor of such obligation), from any payment under a Finance Document to a Lender which is not a US Qualifying Lender.
20.10No Default
(a)As at the Signature Date and the first Utilisation Date, no Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents nor from its making use of any Utilisation.
(b)As at any date falling after the first Utilisation Date, no Event of Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents nor from it making use of any Utilisation.
(c)No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.
20.11No misleading information
(a)Any information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.
(b)Any financial projections contained in the Information Package have been prepared on the basis of recent historical information and is believed in good faith to be based on reasonable assumptions.
(c)The Information Package does not omit as at its date any information which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lenders in considering whether or not to provide finance to the Borrowers under this Agreement.

(d)Nothing has occurred since the date of the Information Package which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lenders in considering whether or not to provide finance to the Borrowers under this Agreement.
20.12Financial statements
(a)In relation to the Company, its latest audited annual financial statements were prepared in accordance with IFRS and fairly represent the Group's financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).
(b)In relation to any Obligor other than the Company or, if applicable, any US Obligor, its latest audited annual financial statements were prepared in accordance with IFRS and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).
(c)In relation to any US Obligor or French Obligor, if applicable, its latest audited annual financial statements were prepared in accordance with GAAP or IFRS and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).
20.13No proceedings pending or threatened
Other than as disclosed in its Financial Statements most recently delivered to the Agent and other than as disclosed to the Finance Parties prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief, after due enquiry) threatened in writing against it which are reasonably expected to have a Material Adverse Effect.
20.14No breach of laws
(a)No Restricted Company is, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents to which it is a party, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would be reasonably expected to have a Material Adverse Effect.
(b)No Restricted Company has breached any law or regulation (including environmental laws) which breach has or would be reasonably expected to have a Material Adverse Effect.

20.15Environmental laws
(a)Each Restricted Company is in compliance with the undertakings given in clause 23.3 (Environmental compliance) and clause 23.5 (Environmental information and undertakings) regarding environmental compliance and claims, save to the extent that such non-compliance would not be reasonably expected to have a Material Adverse Effect and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would be reasonably expected to have a Material Adverse Effect.
(b)Each Restricted Company has adopted and complies with an environmental policy which requires monitoring of and all applicable environmental laws and permits applicable to it from time to time unless non-compliance with such policy would not be reasonably expected to cause a Material Adverse Effect.
(c)No environmental claim has commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened in writing against any member of the Group where that claim has or would reasonably be expected if adversely determined to have a Material Adverse Effect.
20.16Taxation
(a)Each Restricted Company has duly and punctually paid and discharged all taxes imposed upon it or its assets within the time period allowed without incurring penalties, except to the extent that:
(i)payment is being contested in good faith;
(ii)it has maintained adequate reserves for those taxes; and
(iii)payment can be lawfully withheld.
(b)The representation in clause 20.16(a) above shall not apply where the representation or statement relates to taxes, which do not in aggregate exceed US$15,000,000 (or its equivalent in any other currency or currencies) in any Financial Year.
(c)Each Obligor does not have a tax residence outside of its jurisdiction of incorporation and no Loan made under this Agreement will be used for a purpose which relates to a permanent establishment of such Obligor outside of its jurisdiction of incorporation.

20.17Anti-corruption law and sanctions
(a)It and its Subsidiaries have conducted their businesses in compliance with applicable anticorruption and anti-money laundering laws and regulations and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and regulations.
(b)None of the Company or any of its Subsidiaries or any of their respective directors:
(i)is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions; or
(ii)is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation at the Signature Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine, the Kherson or Zaporizhzhia regions of Ukraine (in each case to the extent that such areas of Kherson or Zaporizhzhia are under control of Russia), Cuba, Iran, North Korea or Syria.
(c)For the purpose of this clause 20.17 (Anti-corruption law and sanctions) and clause 23.6 (Anti-corruption law and sanctions):
Governmental Authority means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
OFAC means the Office of Foreign Assets Control of the US Department of the Treasury.
Person means an individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership.
Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.
Sanctions Authorities means:
(i)the United States government;
(ii)the United Nations;

(iii)the European Union;
(iv)the United Kingdom; or
(v)the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and His Majesty’s Treasury of the United Kingdom.
(d)Any provision of this clause 20.17 shall not apply to an Obligor incorporated in the United Kingdom or any member state of the European Union or for the benefit of a Lender, in each case if and to the extent that complying with such provisions (in the case of a relevant Obligor) or benefiting from such provisions (in the case of a relevant Lender) would result in a breach by that Obligor or Lender (as the case may be) of any applicable Blocking Law.
20.18Security and Financial Indebtedness
(a)No Encumbrance exists over all or any Restricted Company’s assets except for Permitted Encumbrances.
(b)No member of the Group other than an Obligor or a Project Finance Subsidiary has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.
20.19Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.
20.20Good title to assets
Each Restricted Company has good title to or valid leases or licences of, all of the assets necessary to carry on its business as presently conducted, the absence of which would reasonably be expected to have a Material Adverse Effect.
20.21Intellectual property
No Restricted Company is aware of any adverse circumstances relating to any intellectual property required for use in its business which has or would be reasonably expected to have a Material Adverse Effect.

20.22Accounting reference date
The accounting reference date of each member of the Group (except for a person that has become a member of the Group in the three Months preceding the date on which this representation is made or deemed to be made) is 31 December.
20.23No Material Adverse Effect
There has been no material adverse change in the business, operations, properties or financial condition of the Group taken as a whole, in respect of the representations made on the Signature Date, since the date of the audited annual financial statements of the Company for the year ended 31 December 2021 and, in respect of each representation made after the Signature Date, since the date of the most recent audited annual financial statements of the Company.
20.24US Regulations
(a)It is not:
(i)a public utility (as such term is used in the United States Federal Power Act of 1920) or subject to regulation under the United States Federal Power Act of 1920);
(ii)required to be registered as an investment company (as such term is used in the United States Investment Company Act of 1940) or subject to regulation under the United States Investment Company Act of 1940; or
(iii)subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.
(b)With respect to any Plan (other than a Multiemployer Plan), no Reportable Event has occurred or is reasonably expected to occur where such event, individually or in the aggregate, would have a Material Adverse Effect.
(c)Each Plan (other than a Multiemployer Plan) complies in form and operation with ERISA, the Code and all other applicable laws and regulations except where failure to do so would not reasonably be likely to have a Material Adverse Effect.
20.25Sustainability-linked Provisions
(a)Any calculations set out in the most recently delivered Sustainability Performance Certificate in respect of Sustainability KPIs and Sustainability Performance Targets were prepared in good faith and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.
(b)Any factual written information provided by or on behalf of any member of the Group to the Sustainability Verification Provider (or any Finance Party) for the purposes of preparing the most recently delivered Sustainability Report or Limited Assurance Statement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated and was not misleading in any material respect as at the date it was provided or as at the date (if any) at which it was stated.
(c)Notwithstanding any other provision of any Finance Document, if any representation or statement made in this clause 20.25 is or proves to have been incorrect or misleading, this shall not result in a Default or Event of Default and the only effect of such circumstances shall be as set out in the definition of “Margin Sustainability Adjustment”.
20.26Repetition
(a)The Repeating Representations are deemed to be made by the Company and each Obligor in respect of itself, and where expressly stated, in respect of each Restricted Company, by reference to the facts and circumstances then existing on:
(i)the date of each Utilisation Request and the first day of each Interest Period; and
(ii)in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
(b)The representations in clause 20.25 (Sustainability-linked Provisions) are deemed to be made by the Company by reference to the facts and circumstances then existing on each date that it delivers a Sustainability Performance Certificate and in respect of such Sustainability Performance Certificate.
21Information undertakings
The undertakings in this clause 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1Financial Statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:
(a)as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years:
(i)its audited consolidated financial statements for that Financial Year;
(ii)in relation to Stillwater Mining Company, provided that Stillwater Mining Company is direct wholly owned Subsidiary of Thor US HoldCo and Thor US HoldCo has no other direct Subsidiaries, the audited consolidated financial statements of Thor US Holdco (otherwise the audited consolidated financial statements of Stillwater Mining Company); and
(iii)the audited financial statements of each Obligor (other than the Company and Stillwater Mining Company) for that Financial Year;
(b)as soon as the same become available, but in any event within 60 days after the end of each of its Financial Half Years :
(i)its unaudited consolidated management accounts for that Financial Half Year; and
(ii)the unaudited management accounts of each Obligor for that Financial Half Year; and
(c)as soon as they become available, but in any event within 60 days of the end of each Financial Quarter ending on 31 March or 30 September:
(i)its unaudited management accounts for that Financial Quarter; and
(ii)the unaudited management accounts of each Obligor for that Financial Quarter.
21.2Compliance Certificate
(a)The Company shall supply to the Agent, with each set of Financial Statements delivered pursuant to clause 21.1(a)(i), 21.1(b)(i) or 21.1(c)(i) (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 22 (Financial covenants) and specifying each Material Company as at the date as at which those Financial Statements were drawn up.
(b)Each Compliance Certificate shall be signed by two directors of the Company.

21.3Requirements as to Financial Statements
(a)Each set of Financial Statements delivered by the Company pursuant to clause 21.1 (Financial Statements) shall be certified by a director of the relevant company as fairly representing its financial condition (or, if applicable, its consolidated financial condition) as at the date as at which those Financial Statements were drawn up.
(b)The Company shall procure that each set of Financial Statements delivered pursuant to clause 21.1 (Financial Statements) is prepared using IFRS (or, if delivered in respect of a US Obligor or French Obligor, GAAP or IFRS).
(c)The Company shall procure that each set of Financial Statements of an Obligor delivered pursuant to clause 21.1 (Financial Statements) is prepared using IFRS (or, if delivered in respect of a US Obligor or French Obligor, GAAP or IFRS), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of Financial Statements, it notifies the Agent that there has been a change in IFRS (or, if delivered in respect of a US Obligor or French Obligor, GAAP or IFRS), the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:
(i)a description of any change necessary for those Financial Statements to reflect the IFRS or GAAP, as applicable, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements and that Obligor's Original Financial Statements, provided that no such notification shall be required to be provided by the Company to the Agent if the matters referred to in clauses 21.3(c)(i) and 21.3(c)(ii) above are adequately disclosed in those Financial Statements.
(d)Any reference in this Agreement to those Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
(e)The accounting reference date referred to in clause 20.22 (Accounting reference date), shall not be changed.

21.4Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)if requested by the Agent, a report issued by the Company's auditors confirming the arithmetic computations and the proper extraction of figures applied in determining which members of the Group are Material Companies and that the Guarantor Threshold Test has been met;
(b)all documents dispatched by the Company to its shareholders (or any class of them) or by the Company or any other Obligors to its creditors generally (or any class of them);
(c)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are reasonably likely to be adversely determined and, if so determined, would be reasonably likely to have a Material Adverse Effect; and
(d)promptly such further information regarding the financial condition, business and operations of the Group and/or any member of the Group as any Finance Party (through the Agent) may reasonably request.
21.5Notification of Default
(a)The Company shall promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it) upon becoming aware of its occurrence.
(b)Promptly upon request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.6Direct electronic delivery by Company
The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with clause 32.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.
21.7"Know your customer" checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;
(ii)any change in the status of the shareholders of an Obligor after the Signature Date; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of clause 21.7(a)(iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 21.7(a)(iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 21.7(a)(iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to clause 26 (Changes to the Obligors).

(d)Following the giving of any notice pursuant to clause 21.7(c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.
21.8Sustainability Performance Certificate
(a)In connection with each Sustainability Performance Period commencing with the Sustainability Performance Period in which the Sustainability Trigger Event occurs, the Company shall supply to the Agent a Sustainability Performance Certificate for such Sustainability Performance Period (each such period, the Relevant Sustainability Performance Period) within 120 days of the end of the Relevant Sustainability Performance Period.
(b)The Company shall procure that each Sustainability Performance Certificate shall:
(i)be signed by an authorised signatory of the Company;
(ii)provide an update on the performance of the Group with respect to each Sustainability Performance Target against each of the Baseline Performance Figures on a like-for-like basis; and
(iii)attach a Sustainability Report (including a Limited Assurance Statement contained therein) in respect of the Relevant Sustainability Performance Period.
(c)The Company shall promptly upon becoming aware, notify the Agent if any information contained in the Sustainability Performance Certificate is incorrect or misleading in any material respect in respect of the Relevant Sustainability Performance Period to which it relates.
(d)Any failure to comply with the provisions of this clause 21.8 will not constitute a Default or an Event of Default.

21.9Sustainability Review Event Consultation
(a)
(i)If a Sustainability Review Event occurs, the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator (in consultation with the Sustainability Verification Provider or any third party reviewer appointed by the Sustainability Coordinator (at the cost of the Borrowers), if applicable) will consult for a period of up to 30 Business Days (a Sustainability Review Event Consultation Period) to determine if amendments are to be made to the Sustainability Performance Targets, to the Sustainability KPIs or the relevant methods of calculation.
(ii)If any relevant amendments are agreed between the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator, they shall take effect and be binding on each of the Parties in accordance with their terms.
(iii)If any relevant amendments cannot be agreed between the Company, the Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator by the end of the Sustainability Review Event Consultation Period:
(a)the Agent (acting on the instructions of the Majority Lenders) or the Company may within 30 Business Days after the end of the Sustainability Review Event Consultation Period give written notice to the other Parties that on and from the first day of the next Interest Period for each Loan the Margin Sustainability Adjustments shall not apply for that Loan and the Margin Sustainability Adjustments for that Loan shall cease to apply from that date; and
(b)following the date on which the Company or the Agent (as applicable) is notified pursuant to clause 21.9(a)(iii)(a) above:
(1)the Facility will no longer be classified as a sustainability linked facility; and
(2)the Company shall (and shall procure that each Group Company shall) immediately cease representing in all external communications, marketing or publications (including on any Group Company's website) that the Facility is a sustainability linked facility and shall ensure that all material, publications and information published by any member of the Group thereafter relating to the Facility or any Loan no longer refers to it as a sustainability linked facility or, as the case may be, a sustainability linked loan.
(b)The occurrence of a Sustainability Review Event or any failure to comply with the provisions of this clause 21.9 will not constitute a Default or an Event of Default.
21.10Payments to the Foundation
(a)The Company shall promptly notify the Agent of any payment by the Company to the Foundation as a result of any Margin Sustainability Adjustment in connection with the Sustainability KPI (Injury).
(b)Any failure to comply with the provisions of this clause 21.10 will not constitute a Default or an Event of Default.
22Financial covenants
22.1Financial definitions
All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with the Accounting Principles and, unless the context dictates otherwise, the accounting expressions set forth below shall bear the following meanings:
Consolidated EBITDA means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary) including any amounts that would have been included for the purposes of calculating EBITDA in accordance with IFRS in force immediately before adoption of IFRS 16 (Leases) but which are not included for the purposes of calculating EBITDA following adoption of IFRS 16 (Leases) solely due to a change in IFRS (as a result of IFRS 16 (Leases), before, without duplication and all as calculated in accordance with IFRS (but adjusted on a pro forma basis to reflect acquisitions and disposals):
(a)any provision on account of normal, deferred and royalty taxation;
(b)any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of indebtedness;
(c)any other interest received or receivable by any member of the Group on any deposit or bank account;

(d)any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;
(e)any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;
(f)any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;
(g)any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;
(h)any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;
(i)any share-based payments;
(j)any other extraordinary or exceptional items; and
(k)any other material non-cash gain or loss that needs to be accounted for under IFRS.
Consolidated Net Borrowings means at any time, the aggregate amount of all Indebtedness for Borrowed Money (which, for the purposes of this definition, shall include or exclude (as applicable) any hedging liabilities incurred in respect of such Indebtedness for Borrowed Money if and to the extent the relevant hedging arrangements are not closed out and/or called and consequently constitute Financial Indebtedness) of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any Indebtedness for Borrowed Money of any member of the Group which is not a Project Finance Subsidiary in respect of the Indebtedness for Borrowed Money of a Project Finance Subsidiary), but excluding any Indebtedness for Borrowed Money owing to any member of the Group (other than a Project Finance Subsidiary), adjusted to take into account the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once.
Consolidated Net Finance Charges means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group, other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group (other than a Project Finance Subsidiary) under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account and any interest or other finance payments in relation to leases or hire purchase agreements which would, in accordance with IFRS in force immediately before adoption of IFRS 16 (Leases) have been treated as an operating lease.
Consolidated Tangible Net Worth means, at any time, the "Total Equity" as reported in the "Consolidated Statement of Changes in Equity" less goodwill and intangibles in the latest audited annual financial statements of the Original Borrower delivered to the Agent pursuant to clause 21.1 (Financial Statements).
EBITDA means, in respect of any member of the Group, in respect of any Measurement Period, the net income of that member of the Group before, without duplication and all as calculated in accordance with the Accounting Principles (but adjusted on a pro forma basis to reflect acquisitions and disposals):
(l)any provision on account of normal, deferred and royalty taxation;
(m)any interest, commission, discounts or other fees incurred or payable, received or receivable by that member of the Group in respect of indebtedness;
(n)any other interest received or receivable by that member of the Group on any deposit or bank account;
(o)any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;
(p)any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;
(q)any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;
(r)any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;
(s)any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

(t)any share-based payments;
(u)any other extraordinary or exceptional items; and
(v)any other material non-cash gain or loss that needs to be accounted for under IFRS.
Financial Half Year means the period commencing on the day after the end of a Financial Year and ending on the next Half Year Date.
Financial Quarter means the period of three months ending on each of 31 March, 30 June, 30 September and 31 December of each calendar year.
Financial Year means the annual accounting period of the Obligors ending on 31 December in each year.
Half Year Date means 30 June of each calendar year.
Measurement Date means the last day of each of the Company's Financial Years, the last day of each of the Company's Financial Half Years and the last day of each Financial Quarter.
Measurement Period means each period of 12 months ending on each Measurement Date.
22.2General financial conditions
The Obligors shall ensure that, for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each Measurement Date:
(a)the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on the relevant Measurement Date shall be equal to or exceed 4:1; and
(b)the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on the relevant Measurement Date does not exceed 2.50:1.
22.3General
The financial covenants contained in clause 22.2 (General financial conditions) and clause 23.20 (Guarantors) shall be calculated and tested by reference to each set of the Financial Statements delivered pursuant to clauses 21.1(a), 21.1(b) and 21.1(c) (Financial Statements).

23General undertakings
The undertakings in this clause 23 are given by each Obligor in respect of itself and, where expressly provided, each Restricted Company or members of the Group or Subsidiary (as the case may be), and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
23.1Authorisations
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)upon written request by the Agent, supply certified copies to the Agent of, any Authorisation required under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.
23.2Compliance with laws
Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, environmental law), if failure so to comply would materially impair the ability of the Obligors together to perform their obligations under the Finance Documents to which they are respectively a party.
23.3Environmental compliance
(a)Notwithstanding clause 23.3(b) below, each Restricted Company shall comply with all environmental laws and obtain and maintain any environmental permits, take all reasonable steps in anticipation of known or expected future changes to or obligations under the environmental law or environmental permits, and implement procedures to monitor compliance with and to prevent liability under any environmental laws, to the extent required by applicable law if, in each case, failure to do so has or would be reasonably expected to have a Material Adverse Effect.
(b)If a Restricted Company ceases to be in compliance with an environmental permit, and such non-compliance (the Environmental Non-compliance) is not capable of being remedied, that Restricted Company shall use all reasonable commercial endeavours to ensure that the relevant environmental permit is promptly and appropriately updated.

(c)The Company shall:
(i)promptly notify the Agent of the occurrence of any Environmental Non-compliance;
(ii)notify the Agent of the steps being taken (or proposed to be taken) by the relevant Restricted Company to remedy the Environmental Non-compliance;
(iii)if requested by the Agent, provide copies of all correspondence between the relevant Restricted Company and the relevant authority in respect of the Environmental Non-compliance; and
(iv)provide such other update on the steps referred to in clause 23.3(c)(ii) above and the correspondence referred to in clause 23.3(c)(iii) above as the Agent may request.
23.4Environmental claims
Each Restricted Company shall, promptly upon becoming aware of the same, inform the Agent in writing of:
(a)any environmental claim (not of a frivolous or vexatious nature and other than potential claims already disclosed to the Lenders at Signature Date) against it or any other member of the Group which is current, pending or (to the best of its knowledge and belief, after having made due enquiry) threatened in writing; and
(b)any facts or circumstances which are reasonably likely to result in any environmental claim (not of a frivolous or vexatious nature and other than the potential claims already disclosed to the Lenders) being commenced or threatened in writing against it, where the claim, is reasonably likely to be adversely determined and, if so determined, has or would reasonably be expected to have a Material Adverse Effect.
23.5Environmental information and undertakings
(a)The Company shall, promptly upon becoming aware of the same, inform the Agent in writing of any change to the environmental condition of:
(i)any mine that it owns, operates or holds a 50 per cent or more beneficial or legal interest in from time to time; and
(ii)its contiguous properties, which has or would reasonably be expected to have a Material Adverse Effect.

(b)The Company shall not change the use of the properties on which any mine that it owns, operates or holds a 50 per cent or more beneficial or legal interest in such that the change would increase the risk of release of hazardous substances or cause environmental contamination that exceeds regulatory limitations to an extent which has or would be reasonably expected to have a Material Adverse Effect.
23.6Anti-corruption law and sanctions
(a)It and its Subsidiaries will conduct their businesses in compliance with applicable anticorruption and anti-money laundering laws and regulations and have instituted and will maintain and enforce policies and procedures designed to promote and achieve compliance with such laws and regulations.
(b)No Restricted Company will, directly or indirectly, use all or any of the proceeds of the Facility or lend, contribute, or otherwise make available such proceeds in violation of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or any other applicable anticorruption or anti-money laundering laws or regulations.
(c)None of the Company or any of its Subsidiaries or any of their directors:
(i)is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions; or
(ii)is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation at the Signature Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine, the Kherson or Zaporizhzhia regions of Ukraine (in each case to the extent that such areas of Kherson or Zaporizhzhia are under control of Russia), Cuba, Iran, North Korea or Syria
(d)No Restricted Company will directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available all or any part of the proceeds of the Facility, to or for the benefit of, any Person:
(i)for the purpose of financing any activities or business of or other transactions with or investments in:
(a)any Person that is, or is owned or controlled by Persons that are, the subject of Sanctions; or

(b)any Person that is located, organised or resident in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, including, without limitation at the Signature Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine, the Kherson or Zaporizhzhia regions of Ukraine (in each case to the extent that such areas of Kherson or Zaporizhzhia are under control of Russia), Cuba, Iran, North Korea or Syria; or
(ii)in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, adviser, investor or otherwise).
(e)No Restricted Company will fund all or part of any payment in connection with a Finance Document out of proceeds derived from any action which is in breach of any Sanctions.
(f)Any provision of this clause 23.6 shall not apply to an Obligor incorporated in the United Kingdom or any member state of the European Union or for the benefit of a Lender, in each case if and to the extent that complying with such provisions (in the case of a relevant Obligor) or benefiting from such provisions (in the case of a relevant Lender) would result in a breach by that Obligor or Lender (as the case may be) of any applicable Blocking Law.
23.7Taxation
Each Restricted Company will duly and punctually pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties save where:
(a)payment is being contested in good faith;
(b)adequate reserves are being maintained for those taxes; and
(c)payment can be lawfully withheld.
23.8Listing
(a)The entire issued share capital of the Company shall remain listed on the JSE, NYSE, Toronto Stock Exchange and/or London Stock Exchange.
(b)The Company shall comply in all material respects with the JSE Listing Requirements and/or any other listing requirements applicable to the listing of its shares.

23.9Restrictions on disposals
No Restricted Company shall enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset except for a Permitted Disposal.
23.10Restrictions on merger
No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (as defined in the Companies Act) except for:
(a)any solvent amalgamation, demerger, merger or corporate reconstruction of, or between, members of the Group and where such transaction involves an Obligor merging or amalgamating with another entity provided that:
(i)the Finance Documents are preserved as binding upon the surviving entity as a Borrower and/or Guarantor as applicable in place of the merged or amalgamated Obligor;
(ii)the surviving entity is a member of the Group;
(iii)the surviving entity is incorporated in the same jurisdiction as the merged or amalgamated Obligor; and
(iv)such transaction will not have a Material Adverse Effect; or
(b)any amalgamation, demerger, merger or corporate reconstruction concluded with the prior written consent of the Majority Lenders.
23.11No change of business
Each Obligor shall ensure that no substantial change is made to the general nature of the business of the Group being that of a mining business.
23.12Restriction on acquisitions
No member of the Group shall acquire any company or shares or securities or a business, assets or undertaking, other than:
(a)pursuant to a Permitted Acquisition; or
(b)with the prior written consent of the Majority Lenders.

23.13Pari passu ranking
Each Obligor will ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.
23.14Negative pledge
No Restricted Company shall create or permit to subsist any Encumbrance or Quasi-Encumbrance over any of its assets other than a Permitted Encumbrance.
23.15Arm's length basis dealings
(a)Except as permitted by clause 23.15(b) below, no Restricted Company shall enter into any transaction with any person except on arm's length terms and for full market value.
(b)The following transactions shall not be a breach of clause 23.15(a) above:
(i)intra-Group loans which constitute Permitted Financial Indebtedness;
(ii)any transactions required to be entered into by the Company to ensure a certain black economic empowerment rating necessary for its business where:
(a)it is not possible to enter into such transaction on an arm's length basis; and
(b)failure to enter in such transaction would result in a Material Adverse Effect; and
(iii)fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent or as otherwise agreed by the Agent.
23.16Restriction on Financial Indebtedness
No member of the Group (other than an Obligor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

23.17Insurance
Each Restricted Company will maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
23.18Access
If a Default is continuing or the Agent reasonably suspects a Default is continuing, each Restricted Company shall, and the Company shall ensure that each member of the Group will, permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Restricted Company or the Company to:
(a)the premises, assets, books, accounts and records of each member of the Group; and
(b)meet and discuss matters with senior management.
23.19Intellectual property
Each Restricted Company shall maintain its intellectual property where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.
23.20Guarantors
(a)Subject to clause 23.20(c) below, the Company shall ensure that on each Half-Yearly Measurement Date:
(i)the aggregate EBITDA of the Guarantors for the Measurement Period ending on that Half-Yearly Measurement Date; and
(ii)the aggregate gross assets of the Guarantors on that Half-Yearly Measurement Date,
(in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents not less than 75 per cent of the Consolidated EBITDA and 75 per cent of the consolidated gross assets (excluding goodwill) of the Group respectively (the Guarantor Threshold Test).
(b)For purposes of the Guarantor Threshold Test, the term "Group" shall, whenever the Guarantor Threshold Test is being determined, exclude Project Finance Subsidiaries and the term "Half-Yearly Measurement Date" shall mean the last day of each Financial Year of the Company and the last day of each of its Financial Half Years.
(c)If on any Half-Yearly Measurement Date the Guarantor Threshold Test has not been met and at such time all positive EBITDA contributing wholly owned Subsidiaries of the Company are or have become Guarantors, then the Company shall use all reasonable endeavours to procure that such number of non-wholly owned Subsidiaries as is required to meet the Guarantor Threshold Test, within 30 days from date on which the Compliance Certificate showing that the Guarantor Threshold Test has not been met is delivered, accede as Additional Guarantors in accordance with the procedure set out in clause 26.4 (Additional Guarantors) below. If having used such reasonable endeavours, the Company is unable to procure that such non-wholly owned Subsidiaries become Guarantors at the end of the 30 day period, failure to satisfy the Guarantor Threshold Test shall not constitute an Event of Default.
23.21US regulations
(a)No Obligor shall:
(i)extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or
(ii)use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.
(b)Each Obligor shall promptly and in any event within 15 days upon becoming aware of it notify the Agent of any Reportable Event.
24Events of Default
Each of the events or circumstances set out in this clause 24 is an Event of Default (save for clause 24.18 (Acceleration)).
24.1Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or

(ii)a Disruption Event; and
(b)payment is made within five Business Days of its due date.
24.2Financial covenants
Any requirement of clause 22 (Financial covenants) is not satisfied or there is a breach of the undertakings given in clause 21.1 (Financial Statements) to 21.7 (“Know your customer” checks).
24.3Other obligations
(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 21.8 (Sustainability Performance Certificate), clause 21.9 (Sustainability Review Event Consultation), clause 21.10 (Payments to the Foundation), clause 24.1 (Non-payment), clause 24.2 (Financial covenants) and Clause 23.6 (Anti-corruption law and sanctions)).
(b)No Event of Default under clause 24.3(a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of
(i)the Agent giving notice to the Company; and
(ii)the Obligor becoming aware of the failure to comply.
24.4Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in relation to the Finance Documents or any other document or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than a representation or statement made under clause 20.25 (Sustainability-linked provisions), in a Sustainability Performance Certificate or Sustainability Report or otherwise in connection with the Sustainability-Linked Provisions or under clause 20.17 (Anti-corruption law and sanctions)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided that:
(a)if it is capable of remedy, no Event of Default will occur if the same is remedied within 10 Business Days from the earlier of:
(i)the Agent giving notice to the Company; and

(ii)any Obligor becoming aware of such incorrect or misleading representation or statement; or
(b)if the representation or statement relates to taxes and the amount of such taxes is equal to or less than an amount of US$15,000,000 (or its equivalent in any other currency or currencies), no Event of Default shall occur.
24.5Cross Default
(a)Any Financial Indebtedness of an Obligor (other than a Project Finance Subsidiary) is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of an Obligor (other than a Project Finance Subsidiary) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of such Obligor as a result of an event of default (however described).
(d)Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor and payable prior to its specified maturity as a result of an event of default (however described).
(e)No Event of Default will occur under this clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 24.5(a) to 24.5(d) above is less than US$15,000,000 (or its equivalent in any other currency or currencies) in aggregate.
24.6Insolvency
(a)An Obligor:
(i)is unable or admits inability to pay its debts as they fall due;
(ii)suspends making payments on any of its debts; or
(iii)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)The board of directors of an Obligor adopts a resolution declaring the relevant Obligor to be “financially distressed” (as defined in the Companies Act) or the board of that Obligor has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act.
(c)The Company or any Obligor which conducts business in France is in a state of cessation des paiements, or any Obligor becomes insolvent for the purpose of any insolvency law.
(d)A moratorium is declared in respect of any indebtedness of any Obligor.
24.7Insolvency proceedings
(a)Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)the suspension of payments, the commencement of business rescue proceedings (whether by any Obligor or by any other person under section 129 of the Companies Act or pursuant to an application by an "affected person" under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire, a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement, in the context of a mandat ad hoc or of a conciliation or otherwise) of any Obligor;
(ii)a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, provisional administrator, mandataire ad hoc, conciliateur, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Obligor or any of its assets;
(iv)enforcement of any Encumbrance over any assets of any Obligor;
(v)the Company or any Obligor applies for mandat ad hoc or conciliation in accordance with articles L.611-3 to L.611-16 of the French Code de commerce;
(vi)a judgement opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l'entreprise is entered in relation to the Company or any Obligor under articles L.620-1 to L.670-8 of the French Code de commerce; or

(vii)any analogous procedure or step is taken in any jurisdiction, and in each case such procedure or proceedings (including, for the avoidance of doubt, any redressement judiciaire or liquidation judiciaire petition) are not contested in good faith and/or are not frivolous nor vexatious and nor discharged, stayed or dismissed within 30 days of commencement (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).
(b)A resolution is passed by the board of directors of an Obligor, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Obligor or any analogous procedure or step is taken in any jurisdiction.
(c)Any of the following occurs in respect of a US Obligor:
(i)it commences a voluntary case or proceeding under any US Bankruptcy Law; or
(ii)an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or
(iii)an order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.
24.8Creditors' process
Any attachment, sequestration, distress or execution that affects a material part of the assets or revenues of an Obligor (including any enforcement proceedings provided for in the French Code des procédures civiles d’exécution) occurs and is not discharged within 21 days of such event occurring.
24.9Unlawfulness and invalidity
(a)Except as provided in clause 8.6 (Mandatory prepayment and cancellation in relation to a single lender), it is or becomes unlawful in any applicable jurisdiction for an Obligor to perform any of its obligations under the Finance Documents.
(b)Any Finance Document ceases to be in full force and effect.
(c)Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable obligations subject to Legal Reservations.

24.10Failure to comply with final judgment
(a)Any Restricted Company fails within five Business Days of the due date to comply with or pay any sum due from it under any material final judgment or order (being a judgment or order which is not subject to any rescission or appeal and/or capable of being subject to any such rescission or appeal) made or given by any court of competent jurisdiction.
(b)For purposes of this clause 24.10 a "material final judgment or order" shall be any judgment or order for the payment of an amount of money in excess of US$15,000,000 (or its equivalent in any other currency or currencies).
24.11Cessation of business
Any Restricted Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business constituting a material part of the Group's business as whole, provided that, in the case of a Restricted Company (other than an Obligor) such suspension or termination shall only be an Event of Default if such suspension or termination would reasonably be expected to have a Material Adverse Effect.
24.12Audit qualification
The Company's auditors qualify the audited annual consolidated financial statements of the Company in any material respect.
24.13Expropriation
(a)The management of any Restricted Company is wholly or partially replaced by any governmental authority; or
(b)All or a majority of the shares of any Restricted Company or a material part of the assets or revenues of any Restricted Company is seized, nationalised, expropriated or compulsorily acquired by any governmental authority, provided that the seizure, nationalisation, expropriation or compulsory acquisition of all or a majority of the shares of any Restricted Company (other than an Obligor) or a material part of the assets or revenues of any Restricted Company (other than an Obligor) shall only constitute an Event of Default if such seizure, nationalisation, expropriation or compulsory acquisition could be reasonably expected to have a Material Adverse Effect.

24.14Repudiation and rescission of agreements
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document to which it is a party.
24.15Litigation
(a)Any litigation, arbitration, administrative or regulatory proceedings or disputes are commenced or threatened in writing in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Restricted Company or its assets which is reasonably likely to be adversely determined and, if so determined, could be expected to have a Material Adverse Effect.
(b)This will not apply in respect of any litigation, arbitration, administrative or regulatory proceedings that are disclosed in the Financial Statements of the Company delivered to the Agent as a condition precedent before the Signature Date.
24.16Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.
24.17Loss of mining rights
Any loss of a mining right for any reason whatsoever that affects any material part of the assets or revenues of the Group as a whole is not reinstated within 30 days of such loss.
24.18Acceleration
(a)On and at any time after the occurrence of an Event of Default which is continuing the Agent may (and as regards the French Borrower, without mise en demeure or any judicial or extra-judicial step), and shall if so directed by the Majority Lenders, by notice to the Company but, as regards the French Borrower, subject to the mandatory provisions of articles L. 611-16 and L. 621-1 to L. 670-8 of the French Code de commerce:
(i)cancel the Available Commitments of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(ii)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(iii)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
(b)If an Event of Default described in clause 24.7(c) (Insolvency proceedings) occurs, a US Borrower's right to borrow under this Agreement shall be automatically cancelled and all amounts outstanding under the Finance Documents and owed by a US Borrower will be immediately and automatically due and payable, without the requirement of notice or any other formality.
25Changes to the Lenders
25.1Assignments and transfers by the Lenders
(a)Subject to this clause 25, a Lender (the Existing Lender) may:
(i)assign any of its rights; and/or
(ii)transfer by novation any of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
(b)No member of the Group is permitted to take:
(i)an assignment of any Lender's rights; or
(ii)a transfer by novation of any Lender's rights and obligations, under the Finance Documents.
25.2Company consent
(a)The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i)to another Lender or an Affiliate of any Lender; or
(ii)made at a time when an Event of Default is continuing.

Notwithstanding the above, no assignment, transfer, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to a French Borrower may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.
(b)The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.
25.3Conditions of assignment or transfer
(a)An assignment will only be effective on:
(i)receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;
(ii)performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and
(iii)upon entry of such assignment in the Register.
(b)A transfer will only be effective if the procedure set out in clause 25.6 (Procedure for transfer) is complied with.
(c)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents, or changes its Facility Office, or appoints a Substitute Facility Office or a Substitute Affiliate Lender in terms of clause 25.11 (Lender Affiliates and Facility Office); and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender, Lender or Substitute Affiliate Lender (as the case may be) acting through its new Facility Office or Substitute Facility Office (as the case may be) under clause 14 (Tax gross up and indemnities) or clause 15 (Increased Costs), then the New Lender, Lender or Substitute Affiliate Lender (as the case may be) acting through its new Facility Office or Substitute Facility Office (as the case may be) is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(d)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
25.4Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,500.
25.5Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 25; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.6Procedure for transfer
(a)Subject to the conditions set out in clause 25.2(a) (Company consent) above and clause 25.3 (Conditions of assignment or transfer), a transfer is effected in accordance with clause 25.6(c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register. The Agent shall, subject to clause 25.6(b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and record the transfer in the Register once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)Subject to clause 25.10 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Agent, the Sustainability Coordinator, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Sustainability Coordinator, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".
25.7Procedure for assignment
(a)Subject to the conditions set out in clause 25.3 (Conditions of assignment or transfer), an assignment may be effected in accordance with clause 25.7(c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and records the assignment in the Register. The Agent shall, subject to clause 25.7(b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and record the transfer in the Register.
(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)Subject to clause 25.10 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this clause 25.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clause 25.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 25.3 (Conditions of assignment or transfer).
25.8Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.
25.9Security over Lenders' rights
In addition to the other rights provided to Lenders under this clause 25.9, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
25.10Pro rata interest settlement
(a)If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders, then (in respect of any transfer pursuant to clause 25.6 (Procedure for transfer) or any assignment pursuant to clause 25.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(a)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(b)the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 25.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)In this clause 25.10 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

25.11Lender Affiliates and Facility Office
(a)In respect of a Loan or Loans to a particular Borrower (Designated Loans), a Lender (a Designating Lender) may at any time and from time to time designate (by written notice to the Agent):
(i)a substitute Facility Office from which it will make Designated Loans (a Substitute Facility Office); or
(ii)nominate an Affiliate to act as the Lender of Designated Loans (a Substitute Affiliate Lender).
(b)
(i)Subject to sub-paragraph (ii) below, a notice to nominate a Substitute Affiliate Lender (a Substitute Affiliate Lender Designation Notice) must be in the form set out in Schedule 5 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.
(ii)In the case of Bank of America Europe Designated Activity Company, it nominates Bank of America, N.A. to act as the Lender in respect of Loans to a US Borrower and Bank of America, N.A. confirms that it will be bound as a Lender under this Agreement in respect of Loans to a US Borrower.
(iii)The details of Bank of America, N.A. for the purposes of this Agreement are those provided by Bank of America, N.A. to the Agent from time to time. Bank of America, N.A., confirms, for the benefit of the Agent and without liability to any Obligor, that it is a US Qualifying Lender in respect of the US Borrower.
(iv)In the case of RBC Europe Limited, it nominates Royal Bank of Canada, Paris Branch to act as the Lender in respect of Loans to a French Borrower and Royal Bank of Canada, Paris Branch confirms that it will be bound as a Lender under this Agreement in respect of Loans to a French Borrower.
(v)The details of Royal Bank of Canada, Paris Branch for the purposes of this Agreement are those provided by Royal Bank of Canada, Paris Branch to the Agent from time to time. Royal Bank of Canada, Paris Branch confirms, for the benefit of the Agent and without liability to any Obligor, that it is a French Qualifying Lender.

(c)The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.
(d)Save as mentioned in clause 25.11(c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.
(e)A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender, the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.
(f)If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause 25.11:
(i)any Substitute Affiliate Lender shall be treated for the purposes of clause 14.5 (Lender status confirmation) as having become a Lender on the date of its designation as such in terms of this clause 25.11 (; and
(ii)the provisions of clauses 25.3(a) and 25.3(b) (Conditions of assignment or transfer) shall not apply to or in respect of the transfer of rights and obligations of the Designating Lender to the Substitute Affiliate Lender.
(g)Each Substitute Affiliate Lender, by countersigning the relevant Substitute Affiliate Lender Designation Notice, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Designating Lender in accordance with this Agreement on or prior to the date on which the designation becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Designating Lender would have been had it remained a Lender in respect of the Designated Loans.

(h)The Agent shall, as soon as reasonably practicable after it has received a Substitute Affiliate Lender Designation Notice, send the Company a copy of that Substitute Affiliate Lender Designation Notice.
25.12The Register
(a)The Agent, acting for these purposes solely as a non-fiduciary agent of the Borrowers, will maintain (and make available upon reasonable prior notice at reasonable times for inspection by the Borrowers and, in respect of its own Commitment and participation in the Loans, if any, each Lender):
(i)a copy of each notice and written confirmation referred to in clause 25.3 (Conditions of assignment or transfer), clause 25.6 (Procedure for transfer) and clause 25.7 (Procedure for assignment) delivered to and accepted by it; and
(ii)with respect to the Facility, a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitment and participation in the Loans of each Lender from time to time (the Register).
(b)Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register is intended to cause the extensions of credit to the Borrowers under this Agreement to be at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related US Treasury regulations (or any successor provisions of the Code or of such US Treasury regulations) and shall be interpreted and applied in a manner consistent with such intent.
26Changes to the Obligors
26.1Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2Additional Borrowers
(a)Subject to compliance with the provisions of clauses 21.7(c) and 21.7(d) ("Know your customer" checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(i)the Company has nominated the Subsidiary to become an Additional Borrower;
(ii)the Subsidiary is incorporated:
(a)in the same jurisdiction as an existing Borrower; or
(b)in a jurisdiction (other than the jurisdiction referred to in clause 26.2(a)(ii)(a) above) approved by all the Lenders;
(iii)the Company delivers to the Agent a duly completed and executed Accession Letter;
(iv)the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;
(v)the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and
(vi)the Additional Borrower also becomes an Additional Guarantor in accordance with the procedure set out in clause 26.4 (Additional Guarantors).
(b)The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).
(c)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 26.2(b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
26.3Resignation of a Borrower
(a)The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)no Default or Event of Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and
(ii)the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
26.4Additional Guarantors
(a)Subject to compliance with the provisions of clauses 21.7(c) and 21.7(d) ("Know your customer" checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)the Company delivers to the Agent a duly completed and executed Accession Letter; and
(ii)the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(b)The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).
(c)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 26.4(b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
26.5Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.6Resignation of a Guarantor
(a)The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).
27Role of the Agent, the Arrangers and the Sustainability Coordinator
27.1Appointment of the Agent
(a)Each of the Arrangers, the Lenders and the Sustainability Coordinator appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each of the Arrangers, the Lenders and the Sustainability Coordinator authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
27.2Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(a)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(b)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause 27.2(a)(i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
27.3Duties of the Agent
(a)The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to clause 27.3(c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to clause 25.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) or clause 25.11 (Lender Affiliates and Facility Office), clause 27.3(b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation or any Substitute Affiliate Lender Designation Notice.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.
(g)The Agent shall provide to the Company, within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
(h)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
27.4Role of the Arrangers and Sustainability Coordinator
Except as specifically provided in the Finance Documents:
(a)the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document; and
(b)the Sustainability Coordinator has no obligations of any kind to any other Party under or in connection with any Finance Documents.
27.5No fiduciary duties
(a)Nothing in any Finance Document constitutes the Agent, the Arrangers or the Sustainability Coordinator as a trustee or fiduciary of any other person.

(b)Neither the Agent, the Arrangers nor the Sustainability Coordinator shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.6Business with the Group
The Agent, the Arrangers and the Sustainability Coordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
27.7Rights and discretions
(a)The Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(a)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(b)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person;
(a)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(b)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of clause 27.7(a)(iii)(a) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under clause 24.1 (Non-payment));

(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of clause 27.7(c) above or clause 27.7(e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Without prejudice to the generality of clause 27.7(g) above, the Agent:
(i)may disclose; and
(ii)on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.
(i)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, any of the Arrangers nor the Sustainability Coordinator is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
27.8Responsibility for documentation
Neither the Agent, any of the Arrangers nor the Sustainability Coordinator is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any of the Arrangers, the Sustainability Coordinator, an Obligor or any other person in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
27.9No duty to monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.

27.10Exclusion of liability
(a)Without limiting clause 27.10(b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of clauses 27.10(a)(i) and 27.10(a)(ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(a)any act, event or circumstance not reasonably within its control; or
(b)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause 27.10 subject to clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent, any of the Arrangers nor the Sustainability Coordinator to carry out:
(i)any "know your customer" or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent, the Arrangers and the Sustainability Coordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arrangers or the Sustainability Coordinator.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
27.11Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.11 (Disruption to payment systems, etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
27.12Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.
(b)Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.
(c)The Company may, on no less than 30 days' prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by a French Obligor becomes not deductible from that Obligor's taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.
(d)If the Majority Lenders have not appointed a successor Agent in accordance with clause 27.12(b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.
(e)If the Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 27.12(d) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(f)The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(g)The Agent's resignation notice shall only take effect upon the appointment of a successor.
(h)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 27.12(f) above) but shall remain entitled to the benefit of clause 16.3 (Indemnity to the Agent) and this clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(i)The Agent shall resign in accordance with clause 27.12(b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 27.12(d) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under clause 14.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

27.13Replacement of the Agent
(a)After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.
(b)The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 27.13(b) above) but shall remain entitled to the benefit of clause 16.3 (Indemnity to the Agent) and this clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
(d)Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.14Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, any of the Arrangers nor the Sustainability Coordinator is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

27.15Relationship with the Lenders
(a)Subject to clause 25.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 32.6 (Electronic communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address electronic mail address (or such other information), department and officer by that Lender for the purposes of clause 32.2 (Addresses) and clause 32.6(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
27.16Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Arrangers and the Sustainability Coordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;

(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
27.17Agent's management time
Any amount payable to the Agent under clause 16.3 (Indemnity to the Agent), clause 18 (Costs and expenses) and clause 27.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 13 (Fees).
27.18Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
27.19Resignation of the Sustainability Coordinator
(a)Subject to clause 27.19(b) below, if the Sustainability Coordinator wishes to retire, it can appoint a successor Sustainability Coordinator by notice to the other Parties.
(b)The prior consent of the Majority Lenders (in consultation with the Company) is required for the appointment of a successor Sustainability Coordinator unless the successor Sustainability Coordinator is another Lender or an Affiliate of any Lender.

(c)The retiring Sustainability Coordinator shall, at its own cost, make available to the successor Sustainability Coordinator such documents and records and provide such assistance as the successor Sustainability Coordinator may reasonably request for the purposes of performing its functions as Sustainability Coordinator under the Finance Documents.
(d)The appointment of the successor Sustainability Coordinator shall take effect on the date specified in the notice in accordance with clause 27.19(a) above. As from this date, the retiring Sustainability Coordinator shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 27.19(c) above).
(e)Any successor Sustainability Coordinator and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.20Amounts paid in error
(a)If the Agent pays an amount to another Finance Party and the Agent notifies that Finance Party that such payment was an Erroneous Payment, then the Finance Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.
(b)Neither:
(i)the obligations of any Finance Party to the Agent; nor
(ii)the remedies of the Agent,
(whether arising under this clause 27.20 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this clause 27.20(b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Finance Party).
(c)All payments to be made by a Finance Party to the Agent (whether made pursuant to this clause 27.20 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Finance Party which the Agent determines (in its sole discretion) was made in error.
27.21Payments in respect of any French Obligor

(a)The Agent shall, in respect of any payment received or made under this Agreement or any other Finance Document by or to French Borrowers or French Guarantors, take any necessary action (including, if required, by entering into any agreement with any credit institution (établissement de crédit) or financing company (société de financement) duly authorized) in order to ensure that:
(i)such payments shall be made to or by the Agent in accordance with any applicable laws and regulations; and
(ii)separate bank accounts are opened and maintained for each financing made to the French Borrowers under this Agreement or any other Finance Document, so that the payments made by or to the Agent under each such financing are effected to or from a bank account dedicated solely to the receipt and payment of funds to be paid or received under such financing, it being specified that the Agent shall not be authorized to dispose of such funds for its own account (unless such funds were to be paid to the Agent under any Finance Document for its own account) or for another financing transaction.
(b)For the avoidance of doubt, this clause 27.21 shall not apply to any fees or commissions paid to the Agent.
28Conduct of Business by the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29Sharing among the Finance Parties
29.1Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 30 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 30.6 (Partial payments).
29.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 30.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
29.3Recovering Finance Party's rights
On a distribution by the Agent under clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
29.5Exceptions
(a)This clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
30Payment mechanics
30.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies, other than a Non-Cooperative Jurisdiction.
30.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 30.3 (Distributions to an Obligor) and clause 30.4 (Clawback and pre-funding), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency, other than a Non-Cooperative Jurisdiction.
30.3Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
30.4Clawback and pre-funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless clause 30.4(c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
30.5Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 30.1 (Payments to the Agent) may instead either:
(i)pay that amount direct to the required recipient(s); or
(ii)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).
In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)Promptly upon the appointment of a successor Agent in accordance with clause 27.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to clause 30.5(e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 30.2 (Distributions by the Agent).
(e)A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)that it has not given an instruction pursuant to clause 30.5(d) above; and
(ii)that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
30.6Partial payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 30.6(a)(ii) to 30.6(a)(iv) above.
(c)Clauses 30.6(a) and 30.6(b) above will override any appropriation made by an Obligor.
30.7No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
30.8Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.9Currency of account
(a)Subject to clauses 30.9(b) and 30.9(c) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
30.10Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
30.11Disruption to payment systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in clause 30.11(a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in clause 30.11(a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 36 (Amendments and waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 30.11; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph clause 30.11(d) above.
31Set-Off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the

Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
32Notices
32.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
32.2Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of the Company (for itself and as Obligors' Agent):
Bridgeview House (Building 11)
Constantia Office Park
Cnr 14th Avenue and Hendrik Potgieter Road
Weltevreden Park 1709
South Africa
Attention: Mr Charl Keyter
Email: charl.keyter@sibanyestillwater.com
(b)in the case of Stillwater Mining Company:
536 East Pike Ave
Columbus
Montana 59019
United States of America
Attention: Mr Tony Harris/Pieter Henning
Email: tony.harris@sibanyestillwater.com and pieter.henning@sibanyestillwater.com
(c)in the case of Sibanye-Stillwater Sandouville Refinery:
Sandouville Refinery
Zone Industrielle Portuaire du Havre Sandouville 76430

France
Attention: Mr Tony Harris/David Kovarsky
Email: tony.harris@sibanyestillwater.com and David.kovarsky@sibanyestillwater.com
(d)in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(e)in the case of the Agent:
15 Alice Lane, Sandton
Attention: Head: Facility Agent
Email: xraabcapagency@absa.africa
(f)in the case of the Sustainability Coordinator:
Loan Processing Unit, Prosata 36 Street, 00-838 Warszawa
Attention: Karolina Biskup / Citi Sustainable DCM
Email: londonloans@citi.com
or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.
32.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.

(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Company in accordance with this clause 32.3 will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with clauses 32.3(a) to 32.3(d) above, after 5 pm in the place of receipt shall be deemed only to become effective on the following day.
32.4Notification of address and fax number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.
32.5Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
32.6Electronic communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means.
(b)Each party referred to in (a) above must notify each other of any change to their address (including, for the avoidance of doubt, pursuant to clause 32.2 (Addresses) above) or any other such information supplied by them by not less than five Business Days' notice.
(c)Any such electronic communication or document as specified in clause 32.6(a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(d)Any such electronic communication or document as specified in clause 32.6(a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(e)Any electronic communication or document which becomes effective, in accordance with clause 32.6(d) above, after 5pm in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(f)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 32.6.
32.7English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33Calculations and certificates
33.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
33.3Day count convention
(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)subject to clause 33.3(b) below, without rounding.
(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.
34Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
35Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36Amendments and waivers
36.1Required consents
(a)Subject to clause 36.2 (All Lender matters) and clause 36.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 36.
36.2All Lender matters
Subject to clause 36.4 (Changes to reference rate), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of "Majority Lenders" in clause 1.1 (Definitions);
(b)an extension to the date of payment of any amount under the Finance Documents;
(c)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable, provided that the coming into effect of the Sustainability-Linked Provisions on the date of the Sustainability Trigger Event in accordance with clause 2.1(b) (The Facility) shall not constitute such an amendment or waiver;
(d)an increase in any Commitment, an extension of the Availability Period (other than pursuant to clause 6.2 (Extension option)) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(e)a change to the Borrowers or Guarantors other than in accordance with clause 26 (Changes to the Obligors);
(f)any provision which expressly requires the consent of all the Lenders;
(g)clause 2.3 (Finance Parties' rights and obligations), clause 7.1 (Illegality), clause 8.1 (Change of control), clause 8.4 (General procedure in respect of specified prepayment events), clause 25 (Changes to the Lenders), clause 29 (Sharing among the Finance Parties), this clause 36, clause 41 (Governing law) or clause 42.1 (Jurisdiction); or

(h)the nature or scope of the guarantee and indemnity granted under clause 19 (Guarantee and indemnity), shall not be made without the prior consent of all the Lenders.
36.3Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent, any of the Arrangers or the Sustainability Coordinator (each in their capacity as such) may not be effected without the consent of the Agent, that Arranger or the Sustainability Coordinator, as the case may be.
36.4Changes to reference rate
(a)Subject to clause 36.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and
(ii)
(a)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(b)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(c)implementing market conventions applicable to that Replacement Reference Rate;
(d)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(e)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.
(b)In this clause 36.4:
Published Rate means:
(a)an Overnight Rate; or
(b)the Primary Term Rate for any Quoted Tenor.
Published Rate Replacement Event means, in relation to a Published Rate:
(c)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;
(d)
(i)
(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(iv)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)in the case of the Primary Term Rate for any Quoted Tenor for euro, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);
(e)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the Published Rate Contingency Period in the Reference Rate Terms relating to that Published Rate; or
(f)in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Reference Rate means a reference rate which is:
(g)formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Reference Rate will be the replacement under paragraph (a)(ii) above;
(h)in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(i)in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.
36.5Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)the Majority Lenders; or
(ii)whether:
(a)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(b)the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its Available Commitment and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of clauses 36.5(a)(i) and 36.5(a)(ii) above.
(b)For the purposes of this clause 36.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
36.6Excluded Commitments
If:
(a)any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or
(b)any Lender, which is not a Defaulting Lender, fails to respond to such a request or such a vote within 15 Business Days of that request being made, unless, the Company and the Agent agree to a longer time period in relation to any request:
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
36.7Replacement of Lender
(a)If:
(i)any Lender becomes a Non-Consenting Lender (as defined in clause 36.7(d) below); or
(ii)an Obligor becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) or to pay additional amounts pursuant to clause 14.2 (Tax gross-up), clause 14.3 (Tax indemnity) or clause 15 (Increased Costs) to any Lender, then the Company may, on 10 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the

Company, which is acceptable to the Agent and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under clause 25.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents. Such transfer shall be deemed (subject to satisfaction of clause 25.3(a)(ii) (Conditions of assignment or transfer)) to have been completed 10 Business Days after the transferee concerned delivers a Transfer Certificate or Assignment Agreement executed by it to the Lender concerned and pays the relevant amount to the Agent.
(b)The replacement of a Lender pursuant to this clause 36.7 shall be subject to the following conditions:
(i)the Company shall have no right to replace the Agent;
(ii)neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)in no event shall the Lender replaced under this clause 36.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 36.7(a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(c)A Lender shall perform the checks described in paragraph clause 36.7(b)(v) above as soon as reasonably practicable following delivery of a notice referred to in clause 36.7(a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)In the event that:
(i)the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)the Majority Lenders have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
36.8Right of cancellation in relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of the Available Commitment of that Lender.
(b)On the notice referred to in clause 36.8(a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)The Agent shall, as soon as practicable after receipt of a notice referred to in clause 36.8(a) above, notify all the Lenders.
36.9Replacement of a Defaulting Lender
(a)The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days' prior written notice to the Agent and such Lender:
(i)replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;
(ii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or
(iii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Replacement Lender selected by the Company, which is acceptable to the Agent and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
(a)in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under clause 25.10 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or
(b)in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in clause 36.9(a)(iii)(a) above.
(b)Such transfer shall be deemed (subject to satisfaction of clause 25.3(a)(ii) (Conditions of assignment or transfer)) to have been completed 10 Business Days after the transferee concerned delivers a Transfer Certificate or Assignment Agreement executed by it to the Lender concerned and pays the relevant amount to the Agent.
(c)Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause 36.9 shall be subject to the following conditions:
(i)the Company shall have no right to replace the Agent;
(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)the transfer must take place no later than 10 Business Days after the notice referred to in clause 36.9(a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to clause 36.9(a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(d)The Defaulting Lender shall perform the checks described in clause 36.9(c)(v) above as soon as reasonably practicable following delivery of a notice referred to in clause 36.9(a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.
37Confidential information
37.1Confidentiality
(a)Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 37.2 (Disclosure of Confidential Information) and clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
(b)Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.
37.2Disclosure of Confidential Information
Any Finance Party, without prejudice to the provisions of article L. 511-33 of the French Code monétaire et financier, may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 37.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom clause 37.2(b)(i) or 37.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 27.15(b) (Relationship with the Lenders));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 37.2(b)(i) or 37.2(b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 25.9 (Security over Lenders' rights);
(viii)who is a Party; or
(ix)with the consent of the Company; in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(a)in relation to clauses 37.2(b)(i), 37.2(b)(ii) and 37.2(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality

Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(b)in relation to clause 37.2(b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and
(c)in relation to clauses 37.2(b)(v), 37.2(b)(vi) and 37.2(b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom clause 37.2(b)(i)or 37.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 37.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and
(d)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
37.3Disclosure to numbering service providers
(a)Any Finance Party may, without prejudice to the provisions of article L. 511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)the Signature Date;
(v)clause 41 (Governing law);
(vi)the names of the Agent, the Arrangers and the Sustainability Coordinator;
(vii)date of each amendment and restatement of this Agreement;
(viii)amounts of, and names of, the Facility (and any tranches);
(ix)amount of Total Commitments;
(x)currency of the Facility;
(xi)type of the Facility;
(xii)ranking of the Facility;
(xiii)Termination Date;
(xiv)changes to any of the information previously supplied pursuant to clauses 37.3(a)(i) to 37.3(a)(xiii) above; and
(xv)such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)The Company represents that none of the information set out in clauses 37.3(a)(i) to 37.3(a)(xv) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Agent shall notify the Company and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
37.4Disclosure of sustainability-linked terms
No Obligor shall (and each Obligor shall procure that no member of the Group shall) represent in any external communication, marketing or publication (including on any website) that the Facility is, or has been classified as, a sustainability linked facility unless and until the Sustainability Trigger Event has occurred.
37.5Entire agreement
Without prejudice to the provisions of article L. 511-33 of the French Code monétaire et financier, this clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
37.6Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
37.7Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to clause 37.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this clause 37.
37.8Continuing obligations
The obligations in this clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
38Confidentiality of funding rates
38.1Confidentiality and disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clauses 38.1(b) and 38.1(c) below.
(b)The Agent may, without prejudice to the provisions of article L. 511-33 of the French Code monétaire et financier, disclose:
(i)any Funding Rate to the relevant Borrower pursuant to clause 10.4 (Notification of rates of interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)The Agent may, without prejudice to the provisions of article L. 511-33 of the French Code monétaire et financier, disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this clause 38.1(c)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
38.2Related obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to clause 38.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this clause 38.
38.3No Event of Default
No Event of Default will occur under clause 24.3 (Other obligations) by reason only of an Obligor's failure to comply with this clause 38.
39Data privacy
Each Party undertakes to collect and process all personal data in compliance with any current data protection laws and regulations applicable to the Party’s processing of these data, including without limitation, with (i) French Law No. 78-17 of 6 January 1978 on Information Technology, Data Files and Civil Liberties, as amended, and (ii) the European Union Regulation (EU) 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation/GDPR).
40Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
41Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42Enforcement
42.1Jurisdiction
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
42.2Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(a)irrevocably appoints Sibanye UK Limited at Lower Ground Floor, One George Yard, London EC3V 9DF as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
42.3Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
42.4USA Patriot Act
Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow that Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for that Finance Party to satisfy the requirements of the USA Patriot Act.

43Bail-In
43.1Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
43.2Bail-in definitions
In this clause 43:
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms
Bail-In Action means the exercise of any Write-down and Conversion Powers
Bail-In Legislation means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings)
Write-down and Conversion Powers means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(c)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)any similar or analogous powers under that Bail-In Legislation.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Parties
Part 1
The Original Borrowers

Original Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Sibanye Stillwater Limited	South Africa	2014/243852/06
Sibanye Gold Proprietary Limited	South Africa	2002/031431/07
Stillwater Mining Company	United States of America	81-0480654
Kroondal Operations Proprietary Limited	South Africa	2000/000341/07
Western Platinum Proprietary Limited	South Africa	1963/003589/07
Sibanye Rustenburg Platinum Mines Proprietary Limited	South Africa	2015/305479/07
Eastern Platinum Proprietary Limited	South Africa	1987/070294/07
Sibanye-Stillwater Sandouville Refinery	France	817 398 993 R.C.S Le Havre

Part 2
The Original Guarantors

Original Guarantors	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Sibanye Stillwater Limited	South Africa	2014/243852/06
Sibanye Gold Proprietary Limited	South Africa	2002/031431/07
Stillwater Mining Company	United States of America	81-0480654
Kroondal Operations Proprietary Limited	South Africa	2000/000341/07
Western Platinum Proprietary Limited	South Africa	1963/003589/07
Sibanye Rustenburg Platinum Mines Proprietary Limited	South Africa	2015/305479/07
Eastern Platinum Proprietary Limited	South Africa	1987/070294/07
Sibanye-Stillwater Sandouville Refinery	France	817 398 993 R.C.S Le Havre

Part 3
The Original Lenders

Name of Original Lender	Commitment
Citibank, N.A., South Africa Branch	100,000,000.00
RBC Europe Limited	100,000,000.00
Bank of America Europe Designated Activity Company	100,000,000.00
JPMorgan Chase Bank, N.A., London Branch	100,000,000.00
ABSA Bank Limited	100,000,000.00
Mizuho Bank Europe N.V.	100,000,000.00
Morgan Stanley Bank AG	100,000,000.00
BMO Harris Bank N.A.	100,000,000.00
Goldman Sachs Bank Europe SE	100,000,000.00
Standard Chartered Bank AG	100,000,000.00
Total	US$1,000,000,000.00

Schedule 2
Conditions precedent
Part 1
Conditions precedent to Initial Utilisation
1Original Obligors
(a)A copy of the constitutional documents of each Original Obligor.
(b)A copy of a resolution of the board of directors/ relevant corporate body (as applicable) of each Original Obligor:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)in the case of each Original Guarantor incorporated in South Africa:
(A)complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party;
(B)complying with the requirements of section 46 of the Companies Act in connection with any "distribution" (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party; and
(C)complying with the requirements of section 75 of the Companies Act in connection with the disclosure of any personal financial interest which a director may have in respect of a matter to be considered by the board of directors;
(iii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iv)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)A specimen of the signature of each person authorised by the resolution referred to in clause 1(b) of Part 1 of Schedule 2 above.
(d)To the extent required under applicable law, any other applicable law or the constitutional documents of an Original Obligor a copy of a resolution duly passed by the holders of the issued shares of that Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.
(e)A copy of a special resolution of the shareholders of each Original Guarantor incorporated in South Africa approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.
(f)A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.
(g)A certificate of the Company (signed by a director) confirming as at the Signature Date that:
(i)no Default has occurred or is continuing or will result from the execution of the Finance Documents or, if a Default has occurred and is continuing describing that Default and the steps being taken to remedy it; and
(ii)the representations given by it under the Finance Documents are correct in all respects or, if any such representation is not correct in all respects, describing the relevant misrepresentation and the steps being taken to remedy it.
(h)A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signature Date.
(i)If such Original Obligor is a US Obligor, a certificate confirming the existence and good standing (including verification of tax status, if generally available) of such US Obligor from the appropriate governmental authorities in such US Obligor’s jurisdiction of organisation, issued not more than 10 days prior to the Signature Date.
(j)With respect to any French Obligor:
(i)a reference to its constitutional documents in paragraph 1(a) above means its up-to-date articles of association (statuts);

(ii)a copy of a Kbis extract, an insolvency certificate (certificat de non-faillite) and lien searches (état des privilèges et nantissements) dated no more than fifteen (15) days from the Signature Date;
(k)if applicable, a power of attorney granted by the legal representative of any French Obligor authorizing one or several persons to execute, deliver and perform the Finance Documents to which that French Obligor is a party or any other document delivered in connection herewith on or about the date of this Agreement and certifying that such power of attorney has not been modified, rescinded or amended and is in full force and effect;
2Finance Documents
A duly executed original of each of the following Finance Documents:
(a)this Agreement; and
(b)the Fee Letters.
3Legal opinions
(a)A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Agent prior to the Signature Date.
(b)A legal opinion of Linklaters LLP, legal advisors to the Obligors in the United States, substantially in the form distributed to the Original Lenders prior to the Signature Date.
(c)A legal opinion of Webber Wentzel, legal advisers to the Obligors in South Africa, substantially in the form distributed to the Original Lenders prior to the Signature Date.
(d)A legal opinion of Linklaters LLP, legal advisers to the Obligors in France, substantially in the form distributed to the Original Lenders prior to the Signature Date.
4Other documents and evidence
(a)Evidence that any process agent referred to in clause 42.2 (Service of process), if not an Original Obligor, has accepted its appointment.
(b)A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)Evidence that all requisite South African regulatory approvals have been obtained in respect of the Finance Documents, including exchange control approval by the Financial Surveillance Department of the South African Reserve Bank.
(d)The Original Financial Statements of each Original Obligor.
(e)Evidence that the fees, costs and expenses then due from the Company pursuant to clause 13 (Fees) and clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.
(f)The Group Structure Chart.
(g)A certificate of the Chief Financial Officer (or equivalent officer) of the Company, based on the most recent unaudited management accounts prepared by the Company, confirming the arithmetic computations and the proper extraction of figures applied in determining which members of the Group are Material Companies and that the Guarantor Threshold Test has been met.
(h)Evidence that the Original Facility will be discharged and cancelled upon its prepayment or repayment in full with the proceeds of the initial Utilisation.
(i)A copy of any other document, authorisation, opinion or assurance specified by the Agent.
(j)In respect of each French Borrower, each TEG Letter delivered by the Agent to each French Borrower on the Signature Date as required by clause 10.5 (Annual effective global rate (Taux annuel effectif global) in relation to any French Borrower), countersigned by such French Borrower.

Part 2
Conditions precedent required to be delivered by an Additional Obligor
1An Accession Letter, duly executed by the Additional Obligor and the Company.
2A copy of the constitutional documents of the Additional Obligor.
3A copy of a resolution of the board of directors of the Additional Obligor:
(a)approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;
(b)in the case of an Additional Guarantor incorporated in South Africa and to the extent applicable:
(i)complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Additional Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party;
(ii)complying with the requirements of section 46 of the Companies Act in connection with any "distribution" (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party; and
(iii)complying with the requirements of section 75 of the Companies Act in connection with the disclosure of any personal financial interest which a director may have in respect of a matter to be considered by the board of directors.
(c)authorising a specified person or persons to execute the Accession Letter on its behalf; and
(d)authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.
4Each Guarantor incorporated in South Africa as at the date on which each Additional Obligor accedes to the Agreement in accordance with clause 26 (Changes to the Obligors) is required to deliver the following documents to the Agent in a form and substance acceptable to the Agent:

(a)to the extent applicable, a resolution of the board of directors of such Guarantor;
(i)complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party;
(ii)complying with the requirements of section 46 of the Companies Act in connection with any "distribution" (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party; and
(iii)complying with the requirements of section 75 of the Companies Act in connection with the disclosure of any personal financial interest which a director may have in respect of a matter to be considered by the board of directors;
(b)to the extent required by the Companies Act, any other applicable law or the constitutional documents of the Guarantor, a copy of a resolution duly passed by the holders of the issued shares of that Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Guarantor is a party; and
(c)a copy of a special resolution of the shareholders of each Original Guarantor incorporated in South Africa approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.
5A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
6To the extent required by the Companies Act, any other applicable law or the constitutional documents of an Additional Guarantor, a copy of a resolution duly passed by the holders of the issued shares of that Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Additional Guarantor is a party.
7If applicable, in the case of an Additional Guarantor incorporated in South Africa, a copy of a special resolution of the shareholders of the Additional Guarantor approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by the Additional Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.

8A certificate of the Additional Obligor (signed by a director or an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.
9A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 in respect of that Additional Obligor is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
10Such documentation and other evidence relating to the Additional Guarantor as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party) in order for the Agent and each other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or similar identification procedures under Applicable Laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.
11A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.
12If available, the latest audited Financial Statements of the Additional Obligor.
13The following legal opinions, each addressed to the Agent and the Lenders:
(a)a legal opinion of the legal advisers to the Agent in England;
(b)if the Additional Obligor is incorporated in South Africa a legal opinion of the legal advisors to the Obligor in South Africa; and
(c)if the Additional Guarantor is incorporated in a jurisdiction other than England or South Africa:
(i)(if required by the Agent) a legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the Additional Guarantor; and
(ii)a legal opinion of the legal advisers to the Obligors in the jurisdiction of incorporation of the Additional Guarantor.
14If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15If the proposed Additional Obligor is incorporated in or organised under a state of the United States of America or in the District of Columbia:
(a)a good standing certificate of that Additional Obligor from its jurisdiction of incorporation or organisation, dated not earlier than five Business Days prior to the date of the relevant Accession Letter; and
(b)a certificate of the chief financial officer, treasurer or assistant treasurer or, if there is no chief financial officer, treasurer or assistant treasurer, the president of that Additional Obligor certifying as to the solvency of the company after the consummation of the transactions contemplated by the Finance Documents.

Schedule 3
Utilisation Request
From:     [Borrower]
To:         [Agent]
Dated:
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[]
Amount:	[] or, if less, the Available Facility
Interest Period:	[]

3We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4The proceeds of this Loan should be credited to the following bank account (the Account):
Account Name:     []
Bank:             []
Account Number:     []
Branch:         []

Branch Code:     []
5This Utilisation Request is irrevocable.
Yours faithfully

................................................................
authorised signatory for [name of relevant Borrower]

Schedule 4
Form of Transfer Certificate
To:         [] as Agent
From:     [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2We refer to clause 25.6 (Procedure for transfer):
(a)The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with clause 25.6 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)The proposed Transfer Date is [].
(c)The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the Schedule.
3The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 25.5(c) (Limitation of responsibility of Existing Lenders).
4The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender], [a French Treaty Lender] [a French Qualifying Lender][not a French Qualifying Lender],is [not] a US Qualifying Lender1. and that is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction
5This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
1Delete as applicable.

6This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
7This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [].
[Agent]
By:

Schedule 5
Form of Substitute Affiliate Lender Designation Notice
To: [] (as Agent) for itself and each of the other parties to the Facility Agreement referred to below.
From: [Designating Lender] (the Designating Lender)
Dated:
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Substitute Affiliate Lender Designation Notice.
2We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (Designated Loans).
3The details of the Substitute Affiliate Lender are as follows:
Name:
Facility Office:
Fax Number:
Attention:
Jurisdiction of Incorporation:
4By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Agreement accordingly.
5The Substitute Affiliate Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender], [a French Treaty Lender][a French Qualifying Lender][not a French

Qualifying Lender], is [not] a US Qualifying Lender 2 and that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
6This Substitute Affiliate Lender Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

................................................................
For and on behalf of
[Designating Lender]

We acknowledge and agree to the terms of the above.
................................................................
For and on behalf of
[Substitute Affiliate Lender]

We acknowledge the terms of the above.
................................................................
For and on behalf of
The Agent

Dated
2Delete as applicable.

Schedule 6
Form of Assignment Agreement
To:         [] as Agent and [] as Company, for and on behalf of each Obligor
From:     [the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)
Dated:
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2We refer to clause 25.7 (Procedure for assignment):
(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement specified in the Schedule.
(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under clause 2(b) above.
3The proposed Transfer Date is [].
4On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.
5The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the Schedule.
6The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 25.5(c) (Limitation of responsibility of Existing Lenders).

7The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender], [a French Treaty Lender][a French Qualifying Lender][not a French Qualifying Lender], is [not] a US Qualifying Lender3 and that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
8This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 25.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
9This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
10This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
11This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
3Delete if applicable.

By:

Schedule 7
Form of Accession Letter
To:         [] as Agent
From:     [Subsidiary] and [insert name of the Company at the time]
Dated:
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to clause [26.2 (Additional Borrowers)]/[clause 26.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.].
4[Subsidiary's] administrative details are as follows:
Address:
Fax No:
Email:
Attention:
5This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
[This Accession Letter is entered into by deed.]
[insert name of the Company at the time]         [Subsidiary]

Schedule 8
Form of Resignation Letter
To:         [] as Agent
From:     [resigning Obligor] and [insert name of the Company at the time]
Dated:
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2Pursuant to [clause 26.3 (Resignation of a Borrower)]/[clause 26.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.
3[We confirm that:
(a)no Default is continuing or would result from the acceptance of this request;
(b)the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.]4
4[We confirm that no Default is continuing or would result from the acceptance of this request.]5
5This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[insert name of the Company at the time]	[Subsidiary]
By:	By:
4For resigning Borrower.
5For resigning Guarantor.

Schedule 9
Form of Compliance Certificate
To:         [] as Agent
From:     [Company]
Dated:
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2We confirm that: [Insert details of covenants to be certified]
3We confirm that the following are Material Companies [].
4[We confirm that no Default is continuing.]6

Signed: .....................................	Signed: .....................................
Director of [insert name of the Company at the time]	Director of [insert name of the Company at the time]
[insert applicable certification language]
...................................................
for and on behalf of
[insert name of the Company at the time]
6If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 10
Form of Increase Confirmation
To:         [] as Agent and [Company] as Company, for and on behalf of each Obligor
From:     [the Increase Lender] (the Increase Lender)
Dated:
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.
2We refer to clause 2.2 (Increase).
3The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.
4The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [].
5On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
6The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 32.2 (Addresses) are set out in the Schedule.
7The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in clause 2.2(d) (Increase).
8The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender];

(d)is [not] a US Qualifying Lender;
(e)[a French Treaty Lender][a French Qualifying Lender][not a French Qualifying Lender]; and
(f)is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
9This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
10This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
11This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.
THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, e-mail address, fax number and attention details for notices and account details for payments] [Increase Lender]
By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [].
Agent
By:

Schedule 11
LMA Form of Confidentiality Undertaking
[Letterhead of Arranger]
To:

[insert name of Potential Lender]

Re:     The Facility

Company: [insert name of the Company at the time] (the Company) Date: : Amount Agent: []

Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information with the knowledge and approval of the Company, by your signature of a copy of this letter you agree as follows:

1Confidentiality
1.1Confidentiality undertaking
You undertake:
(a)to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 1.2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;
(b)to keep confidential and not disclose to anyone except as provided for by clause 1.2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;
(c)to use the Confidential Information only for the Permitted Purpose; and
(d)to use all reasonable endeavours to ensure that any person to whom you disclose any information in accordance with clause 1.2 below (unless disclosed under clause 1.2(b)) acknowledges and complies with the provisions of this letter as if that person were also party to it.
1.2Permitted disclosure
We agree that you may disclose such Confidential Information and such of those matters referred to in clause 1.1(b) above as you shall consider appropriate:
(a)to your Affiliates and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this clause 1.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and
(c)with the prior written consent of us and the Company.
1.3Notification of disclosure

You agree (to the extent permitted by law and regulation) to inform us:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to clause 1.2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this letter.
1.4Return of Copies
If you do not participate in the Facility and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under clause 1.2(b) above.
1.5Continuing Obligations
The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part A of this letter shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b) the date falling [12] Months after the date of your final receipt (in whatever manner) of any Confidential Information.
1.6No representation; consequences of breach, etc
You acknowledge and agree that:
(a)neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
(b)we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
1.7Entire agreement; no waiver; amendments, etc
(a)This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
(b)No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
(c)The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.
1.8Inside information
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.
1.9Nature of undertakings
The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.
2Miscellaneous
1.1Third party rights
(a)Subject to this clause 2.1 and to clauses 1.6 and 1.9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.

(b)The Relevant Persons and each member of the Group may enjoy the benefit of the terms of clauses 1.6 and 1.9 subject to and in accordance with this clause 2.1 and the provisions of the Third Parties Act.
(c)Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.
1.2Governing law and jurisdiction
(a)This letter and the agreement constituted by your acknowledgement of its terms (the Letter) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.
(b)The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
1.3Definitions
In this letter (including the acknowledgement set out below):
Affiliate means each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 71 of 2008)
Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents and/or the Facility which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or
(b)is identified in writing at the time of delivery as non-confidential by us or our advisers; or
(c)is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
Facility Agreement means the facility agreement entered into or to be entered into in relation to the Facility.
Facility Interest means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.
Finance Documents means the documents defined in the Facility Agreement as Finance Documents.
Group means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).
Obligor means a borrower or a guarantor under the Facility Agreement.
Permitted Purpose means considering and evaluating whether to enter into the Facility.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

......................................
For and on behalf of
[Arranger]

To:     [Arranger]
The Company and each other member of the Group
We acknowledge and agree to the above:

......................................
For and on behalf of
[Potential Lender]

Schedule 12
Timetables

Currency to be available and convertible into the Base Currency (clause 4.3 (Conditions relating to Optional Currencies))
Loans in euro: On the day which is two TARGET Days before the first day of the Interest Period for the relevant Loan.
Loans in sterling: On the first day of the Interest Period for the relevant Loan.
Loans in other currencies: On the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with clause 4.3 (Conditions relating to Optional Currencies)	U-4
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders' participation).
U-3 Noon

Agent receives a notification from a Lender under clause 5A.2 (Unavailability of a currency)
Loans in euro: 9.30 am
on the day which is two TARGET Days before the first day of the Interest Period for the relevant Loan.
Loans in other currencies: [9.30 am] on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent gives notice in accordance with clause 5A.2 (Unavailability of a currency)
Loans in euro: 5.30 pm on the day which is two TARGET Days before the first day of the Interest Period for the relevant Loan.
Loans in other currencies: 5.30 pm on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

"U"     =     the date of the proposed Utilisation.

"U-X" =    Business Days prior to date of utilisation

Schedule 13
Form of Extension Confirmation
To:         [] as Agent and [] as Company
From:     [insert name of Lender agreeing to Extension Request]
Dated:
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement and the Extension Request from the Company dated []. This is an Extension Confirmation. Terms defined in the Agreement have the same meaning in this Extension Confirmation unless given a different meaning in this Extension Confirmation.
2We confirm our approval of the Extension Request and accordingly the Termination Date with respect to our Commitment shall be extended to [] unless the Company elects to withdraw the Extension Request in accordance with clause 6.2(g) (Extension option).
3This Extension Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law. [insert name of the Lender]
By:

Schedule 14
Form of Sustainability Performance Certificate
To:        [] as Agent
From:        []
Dated:    []
Dear Sirs
Sibanye Stillwater Limited – Multicurrency Revolving Facility Agreement dated [] 2023 (the Agreement)
1We refer to the Agreement. Unless stated otherwise, capitalised terms used herein, shall have the same meaning as ascribed to the term in the Agreement.
2This is a Sustainability Performance Certificate.
3We have monitored and reported on our performance in relation to the Sustainability Performance Targets of the Group and set out the performance with respect to each of the Sustainability KPIs below.
4We confirm that for the period from [] to [] (the Relevant Sustainability Performance Period) the performance of the Group with respect to each of the Sustainability KPIs is as follows:
(a)Performance with respect to Sustainability KPI 1: []
(b)Performance with respect to Sustainability KPI 2: []
(c)Performance with respect to Sustainability KPI 3: []
(d)Performance with respect to Sustainability KPI 4: []
5Further detail on the Group's performance with respect to the Sustainability KPIs can be found in the attached Sustainability Report (including the Limited Assurance Statement contained therein) and is summarised as follows:
(a)Sustainability KPI 1 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]

(b)Sustainability KPI 2 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]
(c)Sustainability KPI 3 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]
(d)Sustainability KPI 4 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]
6On the basis of clause 5 above:
(a)[insert number] Sustainability Performance Targets in respect of the Sustainability KPIs (Non-Injury) in respect of the Relevant Sustainability Performance Period have been met; and
(b)the Sustainability Performance Target in respect of the Sustainability KPI (Injury) in respect of the Relevant Sustainability Performance Period has [not] been met, and therefore the aggregate Margin Sustainability Adjustment for the first Margin Adjustment Period commencing after the Relevant Sustainability Performance Period is []

……………………………………………
Director
for and on behalf of []
By:
Attachments:
Sustainability Report (including the Limited Assurance Statement)

Schedule 15
Reference Rate Terms
Part 1
Dollars

CURRENCY: Dollars

Choice of Term Fallback Option Fixed Central Bank Rate will apply as a fallback.
Cost of funds as a fallback Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	A RFR Banking Day
Break Costs:
The amount (if any) by which:
(a)    the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:

(b)    the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of "Month" and clause 11.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)    subject to paragraph (a)(iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)    if that target is not a single figure, the arithmetic mean of:
(i)    the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)    the lower bound of that target range.

Central Bank Rate Adjustment:
In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the 5 (five) most immediately preceding RFR Banking Days for which SOFR is available for a period equal in length to the Fallback Interest Period.
For this purpose, “Central Bank Rate Spread” means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent (or by any other Finance Party which agrees to do so in place of the Facility Agent) between:
(a)SOFR for a period equal in length to the Fallback Interest Period on that RFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Fallback Interest Period:	One Month.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Term Reference Rate; and (b) the applicable Term Reference Rate CAS (if any).
Overnight Rate:
The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published [(before any correction, recalculation or republication by the administrator)] by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Overnight Reference Day:	The day which is two Additional Business Days before the Quotation Day.
Primary Term Rate:
The Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Quotation Day:
(a) Two Additional Business Days before the first day of the relevant Interest Period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

(b) If the Term Reference Rate is, or is based on, the Central Bank Rate, two Additional Business Days before the first day of the relevant Interest Period.

Quotation Time:	The Quotation Day.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	(a)The Quotation Day. (b)If the Term Reference Rate is, or is based on the Central Bank Rate, the date falling one Business Day after the Quotation Day.

RFR Banking Day
Any day other than:
(a)    a Saturday or a Sunday; and
(b)    a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Term Reference Rate CAS:
0.1 per cent for Interest Periods less than or equal to one month
0.2 per cent for Interest Periods greater than one month but less than or equal to three months
0.4 per cent for Interest Periods greater than three months but less than or equal to six months

Published Rate Contingency Period:	30 days
Interest Periods
Periods capable of selection as Interest Periods (clause 11.1(b) (Selection of Interest Periods)):	One, three or six Months
Reporting Times

Deadline for Lenders to report market disruption in accordance with clause 12.2 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with clause 12.3 (Cost of funds):
[Close of business on the date falling [] Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling [] Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).]

Part 2
Euro

CURRENCY: Euro.

Choice of Term Fallback Option None specified.
Cost of funds as fallback Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	A TARGET Day.
Break Costs:
The amount (if any) by which:
(a)    the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:

(b)    the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of "Month" and clause 11.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)    subject to paragraph (a)(iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Fallback Interest Period:	One Month
Market Disruption Rate:	The Term Reference Rate.
Overnight Rate:	None specified.
Overnight Reference Day:	None specified.
Primary Term Rate:
The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed [(before any correction, recalculation or republication by the administrator)] on page EURIBOR01 of the Thomson Reuters screen.

Quotation Day:
Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 am (Brussels time).
Relevant Market:	The European interbank market.
Reporting Day:	The Quotation Day.
Term Reference Rate CAS:	None
Published Rate Contingency Period:	30 days
Interest Periods
Periods capable of selection as Interest Periods (clause 11.1(b) (Selection of Interest Periods)):	One, three or six Months
Reporting Times

Deadline for Lenders to report market disruption in accordance with clause 12.2 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with clause 12.3 (Cost of funds):
Close of business on the date falling [] Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling [] Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

SIGNATORIES
The Company
SIBANYE STILLWATER LIMITED
By: /s/Charl Keyter
The Original Borrowers
SIBANYE STILLWATER LIMITED
By: /s/Charl Keyter
SIBANYE GOLD PROPRIETARY LIMITED
By: /s/Charl Keyter
STILLWATER MINING COMPANY
By: /s/Charl Keyter
KROONDAL OPERATIONS PROPRIETARY LIMITED
By: /s/Charl Keyter
WESTERN PLATINUM PROPRIETARY LIMITED
By: /s/Charl Keyter
SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED
By: /s/Charl Keyter

EASTERN PLATINUM PROPRIETARY LIMITED
By: /s/Charl Keyter
SIBANYE-STILLWATER SANDOUVILLE REFINERY
By: /s/Christophe Petit

The Original Guarantors
SIBANYE STILLWATER LIMITED
By: /s/Charl Keyter
SIBANYE GOLD PROPRIETARY LIMITED
By: /s/Charl Keyter
STILLWATER MINING COMPANY
By: /s/Charl Keyter
KROONDAL OPERATIONS PROPRIETARY LIMITED
By: /s/Charl Keyter
WESTERN PLATINUM PROPRIETARY LIMITED
By: /s/Charl Keyter
SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED
By: /s/Charl Keyter
EASTERN PLATINUM PROPRIETARY LIMITED
By: /s/Charl Keyter
SIBANYE-STILLWATER SANDOUVILLE REFINERY
By: /s/Christophe Petit

The Arrangers
CITIBANK, N.A., LONDON BRANCH
By: /s/Sam Metcalf
ROYAL BANK OF CANADA
By: /s/O.C. Champion

The Original Lenders
CITIBANK, N.A., SOUTH AFRICA BRANCH
By: /s/Prabashni Howard

RBC EUROPE LIMITED
By: /s/Edoardo Pinto

ROYAL BANK OF CANADA, PARIS BRANCH (as the Substitute Affiliate Lender of RBC Europe Limited)
By: /s/Jeremy Brache

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY
By: /s/Roma Patankar

BANK OF AMERICA, N.A. (as the Substitute Affiliate Lender of Bank of America Europe Designated Activity Company)
By: /s/Albert Wheeler

JPMORGAN CHASE BANK, N.A., LONDON BRANCH
By: /s/Daniel Brown

ABSA BANK LIMITED
By: /s/Chetan Jeeva

By: /s/Dinilesizwe Geya

MIZUHO BANK EUROPE N.V.
By: /s/Gen Kawase

By: /s/Stewart Paul Wakeman

MORGAN STANLEY BANK AG
By: /s/Benoit Didier

By: /s/Mira Mittag

BMO HARRIS BANK N.A.
By: /s/Nada Elreedy

GOLDMAN SACHS BANK EUROPE SE
By: /s/David Dorndorf
By: /s/Jens Hofmann

STANDARD CHARTERED BANK AG
By: /s/Alban Louvet

The Agent
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)
By: /s/Theresho Mathete

By: /s/Ameeth Lakhani

The Sustainability Coordinator
CITIBANK, N.A., LONDON BRANCH
By: /s/Sam Metcalf